Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

AMONG

MEDTRONIC, INC.,

MEDTRONIC ACQUISITION CORP.

AND

HEARTWARE INTERNATIONAL, INC.

_____________________________

Dated as of June 27, 2016

_____________________________

TABLE OF CONTENTS

i

ii

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of June 27, 2016 (the “Agreement Date”), is among Medtronic, Inc. (“Parent”), a Minnesota corporation, Medtronic Acquisition Corp. (“Purchaser”), a Delaware corporation and a wholly-owned subsidiary of Parent, and HeartWare International, Inc. (the “Company”), a Delaware corporation.

A.           The respective boards of directors of the Parent, the Purchaser and the Company have approved the acquisition of the Company by the Parent upon the terms and subject to the conditions set forth in this Agreement.

B.           In furtherance of such acquisition, (i) Parent has agreed to cause the Purchaser to commence a tender offer (such offer, as amended from time to time as permitted by this Agreement, the “Offer”) to purchase all of the shares (the “Shares”) of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) that are outstanding and not held by a Person described in DGCL Section 251(h)(2)(a) through (d), at a price of $58.00 per Share, paid to the seller in cash, without interest thereon (such amount or any higher amount per Share that may be paid pursuant to the Offer, the “Offer Price”) and (ii) as soon as practicable after the acquisition of Shares pursuant to the Offer, Purchaser shall merge with and into the Company, such merger to be effected under Section 251(h) of the Delaware General Corporation Law (the “DGCL”), with the Company being the surviving corporation (the “Merger”), and each Share that is not tendered and accepted pursuant to the Offer, other than Shares cancelled pursuant to Section 3.1(b) and Dissenting Shares, shall thereupon be cancelled and converted into the right to receive cash in an amount equal to the Offer Price, on the terms and subject to the conditions set forth in this Agreement.

C.           The board of directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, (i) determined that the Offer, the Merger and the other transactions contemplated by this Agreement (the “Transactions”), are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement, the Offer and the Merger, and (iii) subject to the other terms and conditions of this Agreement, resolved to recommend that all holders of Shares (the “Company Stockholders”) tender their Shares pursuant to the Offer and, if required by applicable Law, adopt this Agreement and approve the Merger (the “Company Board Recommendation”).

D.           The respective boards of directors of the Parent and the Purchaser have approved this Agreement and Transactions, and have declared it advisable for the Parent and the Purchaser, respectively, to enter into this Agreement.

E.           The Parent, the Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

Accordingly, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

THE OFFER

Section 1.1       The Offer.

(a)           Commencement of the Offer.  Provided that this Agreement shall not have been terminated in accordance with Section 8.1, no later than the twentieth (20th) Business Day following the date of this Agreement, the Purchaser shall, and the Parent shall cause the Purchaser to, commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer, subject to the terms and conditions of this Agreement.

(b)           Terms and Conditions of Offer.  Subject to the terms and conditions of this Agreement and to the satisfaction or waiver (to the extent permitted hereunder) by Purchaser of those conditions set forth in Annex I (the “Offer Conditions”) as of any scheduled Expiration Date, Purchaser shall, and the Parent shall cause the Purchaser to, accept for purchase and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer promptly after such scheduled Expiration Date (the date and time of acceptance for payment, the “Share Acceptance Time”).  The Parent shall provide or cause to be provided to the Purchaser on a timely basis funds sufficient to purchase and pay for any and all Shares that the Purchaser becomes obligated to accept for payment and purchase pursuant to the Offer.  The Offer Price payable in respect of each Share validly tendered and not properly withdrawn pursuant to the Offer shall be paid net to the holder of such Share in cash, without interest, subject to any withholding of any Taxes required by applicable Law in accordance with Section 3.5.

(c)           Offer to Purchase; Waiver of Conditions.  The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that describes the terms and conditions of the Offer in accordance with this Agreement, including the Offer Conditions.  The Parent and the Purchaser expressly reserve the right (but shall not be obligated) to increase the Offer Price, waive any condition to the Offer (except the Minimum Condition) or to make any other changes in the terms and conditions of the Offer; provided, however, that unless previously approved by the Company in writing, the Purchaser shall not (i) decrease the Offer Price payable in the Offer, (ii) change the form of consideration payable in the Offer (other than by adding non-cash consideration, so long as doing so does not materially impair or delay the consummation of the Transaction), (iii) reduce the number of Shares sought to be purchased in the Offer, (iv) impose any condition to the Offer in addition to the Offer Conditions, (v) amend or waive the Minimum Condition, (vi) amend or modify the Offer Conditions in a manner adverse to the holders of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or prevent, materially delay or impair the ability of the Parent or the Purchaser to consummate the Offer, (vii) extend the Expiration Date except as required by Section 1.1(e), or (viii) otherwise amend any other term of the Offer in a manner adverse to the holders of Shares.

(d)           Expiration of Offer.  Subject to the terms and conditions of this Agreement, unless extended in accordance with the terms of this Agreement, the Offer shall expire on the twentieth (20th) Business Day (calculated in accordance with Rule 14d-1(g)(3) and 14d-2 under the Exchange Act) following the commencement of the Offer (the “Initial Expiration Date”) or, if the Offer has been extended in accordance with this Agreement, at the time and date to which the Offer has been so extended (the Initial Expiration Date, or such later time and date to which the Offer has been extended in accordance with this Agreement, the “Expiration Date”).

(e)           Extension of Offer.  Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, (i) the Purchaser shall extend the Offer for any period or periods required by (w) applicable Law, (x) applicable rules, regulations, interpretations or positions of the SEC or its staff, (y) any of the rules and regulations, including listing standards, of Nasdaq or other United States national securities exchange registered under the Exchange Act on which the applicable common stock is then traded (the “Securities Exchange Rule”) or (z) until the applicable waiting period under the HSR Act and any applicable Antitrust Law in the countries set forth on Schedule 7.1 attached hereto in respect of the Transactions shall have expired or been terminated, (ii) the Purchaser shall extend the Offer if at any then scheduled Expiration Date, the Company shall have brought any action in accordance with Section 9.12 to enforce specifically the performance of the terms and provisions of this Agreement by Parent or Purchaser (x) for the period during which such action is pending or (y) for such other time period established by the court presiding over such action, (iii) in the event that any of the Offer Conditions are not satisfied or waived, other than the Minimum Condition, as of any then scheduled Expiration Date, the Purchaser shall extend the Offer for successive extension periods of not more than ten (10) Business Days each in order to permit the satisfaction of the conditions to the Offer, and (iv) in the event that the Minimum Condition is not satisfied as of any then scheduled Expiration Date and the Purchaser is not otherwise obligated to extend the Offer pursuant to clause (i), (ii) or (iii) above, (A) the Company may, by written notice at least two (2) Business Days prior to such scheduled Expiration Date, require that the Purchaser extend the Offer for a up to two (2) periods of ten (10) Business Days each, until the Minimum Condition is satisfied, so long as there has not been a Change of Recommendation and (B) the Purchaser may, in its sole discretion, extend the Offer for up to two (2) periods of ten (10) Business Days each, until the Minimum Condition is satisfied; provided, however, that notwithstanding the foregoing clause (i), (ii) or (iii) of this Section 1.1(e), in no event shall the Purchaser be required to extend the Offer beyond the earlier to occur of (1) the date this Agreement is terminated pursuant to Section 8.1 hereof or (2) the End Date; and provided, further, that nothing in this Section 1.1(e) shall be deemed to impair, limit or otherwise restrict in any manner the right of the Parent or Purchaser to terminate this Agreement pursuant to Section 8.1 hereof.  The Purchaser shall not and the Parent agrees that it shall cause the Purchaser not to terminate or withdraw the Offer other than in connection with termination of this Agreement pursuant to Section 8.1.

(f)           Termination of Offer.  The Purchaser shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company, except if this Agreement is terminated pursuant to Section 8.1.  If this Agreement is terminated pursuant to Section 8.1, the Purchaser shall, and the Parent shall cause the Purchaser to, promptly terminate the Offer and shall not acquire the Shares pursuant thereto.  If the Offer is terminated by the Purchaser, or this Agreement is terminated pursuant to Section 8.1 prior to the acquisition of Shares in the Offer, the Purchaser shall promptly (and in any event within two (2) Business Days of such termination) return, or cause any depositary acting on behalf of the Purchaser to return, in accordance with applicable Law, all tendered Shares that have not then been purchased in the Offer to the registered holders thereof.

(g)           Schedule TO; Offer Documents.  As promptly as reasonably practicable on the date the Offer is commenced (within the meaning of Rule 14d-2 under the Exchange Act), the Parent and the Purchaser shall file with the SEC, in accordance with Rule 14d-3 under the Exchange Act, a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”).  The Schedule TO shall include, as exhibits:  the Offer to Purchase, a form of letter of transmittal, a form of summary advertisement and other ancillary Offer documents and instruments required by the Exchange Act or other applicable Law pursuant to which the Offer shall be made (collectively, the “Offer Documents”).  Subject to Section 6.3, the Company hereby consents to the inclusion in the Offer Documents of the Company Board Recommendation.  The Parent and Purchaser shall disseminate the Offer Documents to the holders of the Shares as and to the extent required by the Exchange Act.  The Parent and the Purchaser shall cause the Schedule TO and the Offer Documents to comply in all material respects with the requirement of applicable United States federal securities Laws and, on the date first filed with the SEC and on the date first published, sent or given to holders of Shares, not to contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except no covenant is made by the Parent or the Purchaser with respect to information supplied by the Company in writing specifically for inclusion or incorporation by reference in the Schedule TO or Offer Documents.  The Parent and the Purchaser, on the one hand, and the Company, on the other hand, shall promptly correct any information provided by such party for use in the Offer Documents, if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law, and the Parent and the Purchaser agree to cause the Offer Documents, as so corrected, to be filed with the SEC and disseminated to Company Stockholders, in each case as and to the extent required by the Exchange Act.  The Company and its counsel shall be given a reasonable opportunity to review the Schedule TO and the Offer Documents before they are filed with the SEC, and the Parent and the Purchaser shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Company and its counsel.  In addition, the Parent and the Purchaser shall provide the Company and its counsel with copies of any written comments, and shall inform them of any oral comments, that the Parent, the Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or the Offer Documents promptly after receipt of such comments, and any written or oral responses thereto.  The Company and its counsel shall be given a reasonable opportunity to review any such written responses and the Parent and the Purchaser shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Company and its counsel and shall use reasonable best efforts to respond promptly to any such SEC comments.

(h)           Certain Adjustments.  The Offer Price shall be adjusted appropriately to reflect any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution occurring (or for which a record date is established) after the Agreement Date and prior to the payment by the Purchaser for Shares validly tendered and not properly withdrawn in connection with the Offer.

Section 1.2       Company Action.

(a)           Schedule 14D-9.  As promptly as reasonably practicable on the date the Offer Documents are filed with the SEC, the Company shall, in a manner that complies with Rule 14d-9 under the Exchange Act, file a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) that shall, subject to the provisions of Section 6.3(e), contain the Company Board Recommendation.  The Company shall cause the Schedule 14D-9 to comply in all material respects with the requirements of the applicable United States federal securities Laws and Delaware corporation Law and, on the date first filed with the SEC and on the date first published, sent or given to holders of the Shares, not to contain any untrue statement of material fact or omit to state any material fact required to be stated therein, in light of the circumstances under which they were made, not misleading, except no covenant is made by the Company with respect to any information supplied by the Parent or the Purchaser in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9.  The Company agrees to cause the Schedule 14D-9 to be disseminated to the Company Stockholders.  The Company, on the one hand, and the Parent and the Purchaser, on the other hand, agree to promptly correct any information provided by such party for use in the Schedule 14D-9, if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law, and the Company agrees to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to the Company Stockholders, in each case as and to the extent required by the Exchange Act.  The Parent, the Purchaser and their counsel shall be given a reasonable opportunity to review the Schedule 14D-9 before it is filed with the SEC, and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Parent, the Purchaser and their counsel.  In addition, the Company shall provide the Parent, the Purchaser and their counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments, and any written or oral responses thereto.  The Parent, the Purchaser and their counsel shall be given a reasonable opportunity to review any such written responses and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Parent, the Purchaser and their counsel and shall use reasonable best efforts to respond promptly to any such SEC comments.  After the commencement of the Offer, the Company will not publish, send or give to Company Stockholders supplemental or revised materials without the Parent’s prior written consent, except as (i) as may be required by Law or (ii) as contemplated or permitted by Section 6.3.

(b)           Communication Materials.  Promptly after the Agreement Date (and in any event in sufficient time to permit the Purchaser to commence the Offer in a timely manner) and otherwise from time to time as requested by the Purchaser or its agents, the Company shall furnish or cause to be furnished to the Purchaser mailing labels, security position listings, non-objecting beneficial owner lists and any other listings or computer files containing the names and addresses of the record or beneficial owners of the Shares as of the most recent practicable date, and shall promptly furnish the Purchaser with such information (including updated lists of holders of the Shares and their addresses, mailing labels, security position listings and non-objecting beneficial owner lists) and such other assistance as the Purchaser or its agents may reasonably request in communicating with the record and beneficial owners of Shares, in connection with the preparation and dissemination of the Schedule TO and the Offer Documents and the solicitation of tenders of Shares in the Offer.

ARTICLE II

THE MERGER

Section 2.1       The Merger.

(a)           Effect of Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, the Purchaser shall be merged with and into the Company.  As a result of the Merger, the separate corporate existence of the Purchaser shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).  The Merger shall have the effects set forth in the applicable provisions of the DGCL and shall be governed by Section 251(h) of the DGCL.  Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and the Purchaser shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and the Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

(b)           Charter and Bylaws.  At the Effective Time, the Company’s certificate of incorporation (the “Company Charter”) shall, by virtue of the Merger, be amended and restated in its entirety to read as the certificate of incorporation of the Purchaser in effect immediately prior to the Effective Time, except that all references therein to the Purchaser shall be deemed to be references to the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law; provided, however, that ARTICLE I thereof shall read as follows:  “The name of the Corporation is HeartWare International, Inc.”  The bylaws of the Purchaser, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, except that all references therein to the Purchaser shall be deemed to be references to the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law.

(c)           Directors and Officers.  The directors of the Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.  The officers of the Purchaser immediately prior to the Effective Time, from and after the Effective Time, shall continue as the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(d)           Other Conveyance Documents.  The parties agree to take all necessary action to cause the Merger to become effective as soon as practicable following the Offer Closing without a meeting of the Company Stockholders, as provided in Section 251(h) of the DGCL.  If at any time after the Effective Time, the Surviving Corporation shall determine, in its sole discretion, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or the Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or the Purchaser, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 2.2       Effective Time.  Subject to the provisions of this Agreement and pursuant to the DGCL (including Section 251(h) of the DGCL), the closing of the Merger (the “Closing”) will take place at the offices of Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, Massachusetts, as soon as practicable following the Share Acceptance Time, subject to the satisfaction or waiver, as the case may be, of the conditions set forth in ARTICLE VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), or at such other place as Parent and the Company may mutually agree.  At the Closing, the parties hereto will cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and agreed to by Purchaser and the Company, being hereinafter referred to as the “Effective Time”) and will make all other filings or recordings required under the DGCL in connection with the Merger.

ARTICLE III

CONVERSION OF SHARES

Section 3.1       Conversion of Securities.  At the Effective Time, pursuant to this Agreement and by virtue of the Merger and without any action on the part of the Company, the Purchaser or the holder of any Shares or any shares of capital stock of the Purchaser:

(a)           Each share of common stock, $0.001 par value, of the Purchaser issued and outstanding immediately prior to the Effective Time shall convert into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

(b)           All shares of Company Common Stock that are owned by the Company as treasury stock and any shares of Company Common Stock owned by the Parent or the Purchaser immediately prior to the Effective Time (whether pursuant to the Offer or otherwise) shall be cancelled and retired and shall cease to exist, and no payment or distribution shall be made or delivered with respect thereto.

(c)           Except as otherwise provided in Section 3.4, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be cancelled pursuant to Section 3.1(b) and Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive an amount in cash, payable to the holder thereon, without any interest thereon, equal to the Offer Price (the “Merger Consideration”).  At the Effective Time, all such Shares shall be automatically cancelled and shall cease to exist, and the holders immediately prior to the Effective Time of Shares not represented by certificates (“Book Entry Shares”) and the holders of certificates that, immediately prior to the Effective Time, represented Shares (the “Certificates”) shall cease to have any rights with respect to such Shares other than the right to receive, upon transfer of such Book Entry Shares or delivery of such Certificates in accordance with Section 3.2, the Merger Consideration, without any interest thereon, for each such Share held by them.

(d)           If at any time between the Agreement Date and the Effective Time any change in the number of outstanding Shares shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, other than the Merger, the amount of the Merger Consideration as provided in Section 3.1(c) shall be equitably adjusted to reflect such change.

Section 3.2       Exchange of Certificates and Book Entry Shares.

(a)           Parent shall designate a United States bank or trust company reasonably acceptable to the Company to act as agent for the holders of shares of Company Common Stock in connection with the Merger (the “Paying Agent”) and to receive the consideration to which holders of shares of Company Common Stock shall become entitled pursuant to Section 3.1(c).  At or prior to the Closing, the Parent shall deliver, in trust, to the Paying Agent, for the benefit of the Company Stockholders at the Effective Time, sufficient funds for timely payment of the aggregate Merger Consideration  (such cash hereinafter referred to as “Consideration Fund”).  In the event the Consideration Fund shall be insufficient to pay the aggregate Merger Consideration contemplated by Section 3.1 (including with respect to former Dissenting Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Shares under Section 262 of the DGCL), the Parent shall promptly deliver, or cause to be delivered, additional funds to the Paying Agent in an amount that is equal to the deficiency required to make such payments.

(b)           Promptly after the Effective Time (and in any event within five (5) Business Days after the Effective Time), the Parent shall cause the Paying Agent to mail to each holder of record of Certificates or Book Entry Shares whose shares were converted into the right to receive Merger Consideration pursuant to Section 3.1:  (i) a letter of transmittal, in customary form, that shall specify that delivery of such Certificates shall be deemed to have occurred, and risk of loss and title to the Certificates, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 3.2(g)) and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 3.2(g)) in exchange for payment of the Merger Consideration in customary form.  Upon surrender of a Certificate (or affidavits of loss in lieu thereof as provided in Section 3.2(g)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and with such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor, subject to any required withholding of Taxes, the Merger Consideration pursuant to the provisions of this ARTICLE III, and the Certificate so surrendered shall forthwith be cancelled.  No interest will be paid to holders of Shares in connection with, or accrued on, the Merger Consideration.  If any Merger Consideration is to be paid to any natural person or any corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity (“Person”) other than a Person in whose name the Shares are registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay to the Paying Agent any transfer or other Taxes required by reason of payment of the Merger Consideration to a Person other than the registered holder of the Shares, or shall establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not applicable.  Notwithstanding anything to the contrary in this Agreement, any holder of Book Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled pursuant to this ARTICLE III.  In lieu thereof, each holder of record of one or more Book Entry Shares whose Shares were converted into the Merger Consideration shall upon receipt by the Paying Agent of such evidence, if any, as the Paying Agent may reasonably request, be entitled to receive, and Parent shall cause the Paying Agent to pay, subject to any required withholding of Taxes, the Merger Consideration in respect of each such Share and the Book Entry Shares of such holder shall forthwith be cancelled.

(c)           The Consideration Fund may be invested by the Paying Agent as directed by the Parent or the Surviving Corporation.  Earnings on the Consideration Fund in excess of the amounts payable to Company Stockholders shall be the sole and exclusive property of the Parent and the Surviving Corporation and shall be paid to the Parent or the Surviving Corporation, as the Parent directs.  No investment of the Consideration Fund shall relieve the Parent, the Surviving Corporation or the Paying Agent from promptly making the payments required by this ARTICLE III, and following any losses from any such investment, the Parent shall promptly provide additional cash funds to the Paying Agent for the benefit of the Company Stockholder at the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Consideration Fund.

(d)           At and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates or Book Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged for the Merger Consideration pursuant to this ARTICLE III, except as otherwise provided by Law.

(e)           Any portion of the Consideration Fund (including the proceeds of any investments thereof) that remains unclaimed by the former Company Stockholders six (6) months after the Effective Time shall be delivered to the Surviving Corporation.  Any holders of Certificates or Book Entry Shares who have not theretofore complied with this ARTICLE III with respect to such Certificates or Book Entry Shares shall thereafter look only to the Surviving Corporation for payment of their claim for Merger Consideration in respect thereof.

(f)           Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any Person in respect of cash from the Consideration Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  If any Certificate or Book Entry Share shall not have been surrendered or transferred prior to the date on which any Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate or Book Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, and any holder of such Certificate or Book Entry Share who has not theretofore complied with this ARTICLE III with respect thereto shall thereafter look only to the Surviving Corporation for payment of their claim for Merger Consideration in respect thereof.  If any Certificate or Book Entry Share shall not have been surrendered prior to two (2) years after the Effective Time, any such Merger Consideration in respect of such Certificate or Book Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(g)           If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (such affidavit shall be in a form reasonably satisfactory to the Parent and the Paying Agent) by the Person claiming such certificate to be lost, stolen or destroyed, and, if required by the Parent, the posting by such Person of a bond in such amount as Parent may reasonably direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which such Person is entitled in respect of such Certificate pursuant to this ARTICLE III.

Section 3.3       Shares of Dissenting Stockholders.

(a)           Notwithstanding anything in this Agreement to the contrary, other than as provided in Section 3.3(b), any Shares that are issued and outstanding immediately prior to the Effective Time and held by a Company Stockholder who is entitled to demand and properly demands appraisal for such Shares in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration unless and until such Company Stockholder shall have effectively withdrawn or lost (through failure to perfect or otherwise) such stockholder’s right to obtain payment of the fair value of such stockholder’s Dissenting Shares under the DGCL, but shall instead be entitled only to such rights with respect to such Dissenting Shares as may be granted to such stockholder under the DGCL.  From and after the Effective Time, Dissenting Shares shall not be entitled to vote for any purpose or be entitled to the payment of dividends or other distributions (except dividends or other distributions payable to stockholders of record prior to the Effective Time).  The Company shall give the Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments, notices, petitions, or other communication received from stockholders or provided to stockholders by the Company with respect to any Dissenting Shares or shares claimed to be Dissenting Shares, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL.  Except with the prior written consent of the Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such dissent.

(b)           If any Company Stockholder who holds Dissenting Shares effectively withdraws or loses (through failure to perfect or otherwise) such stockholder’s right to obtain payment of the fair value of such stockholder’s Dissenting Shares under the DGCL, then, as of the later of the Effective Time and the occurrence of such effective withdrawal or loss, such stockholder’s Shares shall no longer be Dissenting Shares and, if the occurrence of such effective withdrawal or loss is later than the Effective Time, shall be treated as if they had as of the Effective Time been converted into the right to receive Merger Consideration, without interest, as set forth in Section 3.1(c).

Section 3.4       Company Equity Awards.

(a)           Prior to the Effective Time, the Company Board (or the appropriate committee of the Company Board) shall adopt such resolutions or shall take such other actions as are required to approve the transactions contemplated by this Section 3.4.  Prior to adopting any such resolutions or taking any such action, the Company shall provide Parent with a reasonable opportunity to review and comment upon such resolutions or action.

(b)           Each option to acquire shares of Company Common Stock granted under a Company Equity Plan (each, a “Company Option”) that is outstanding and unexercised immediately prior to the Effective Time and for which the Merger Consideration exceeds the exercise price of such Company Option, without regard to the extent then vested or exercisable, shall be automatically cancelled as of the Effective Time and, in consideration of such cancellation, the holder thereof shall be entitled to receive promptly, but in no event later than fifteen (15) days after the Effective Time, a cash payment in respect of such cancellation from the Company in an amount equal to the product of (x) the excess, if any, of the Merger Consideration over the exercise price of each such Company Option and (y) the number of unexercised shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time.  Each Company Option for which, as of the Effective Time, the Merger Consideration does not exceed the exercise price of such Company Option shall be automatically cancelled as of the Effective Time without any consideration being paid in respect thereof.

(c)           Each restricted stock unit granted under a Company Equity Plan (each, a “Company Restricted Stock Unit”) that is outstanding and unvested immediately prior to the Effective Time shall be automatically cancelled as of the Effective Time and, in consideration of such cancellation, the holder thereof shall be entitled to receive promptly, but in no event later than fifteen (15) days after the Effective Time, a cash payment in respect of such cancellation from the Company in an amount equal to the product of (x) the Merger Consideration and (y) the number of shares of Company Common Stock underlying such Company Restricted Stock Unit as of immediately prior to the Effective Time (with any such Company Restricted Stock Units that are subject to performance-based vesting being deemed earned assuming achievement of all performance milestones).

(d)           As of the Effective Time, the Company Equity Plans shall terminate and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall be cancelled.

(e)           The Company shall take such actions as are necessary to approve and effectuate the foregoing and to ensure that, after the Effective Time, no person shall have any right under the Company Equity Plans or any Benefit Plan to acquire any equity securities of the Company, the Surviving Corporation or any of their respective Subsidiaries.  Notwithstanding the payment timing described previously in this Section 3.4 with respect to any payment made pursuant to this Section 3.4, the Company, Parent and the Surviving Corporation retain the right to defer payment of any such amounts to the extent necessary to comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder.  Without limiting the foregoing, the Company shall provide notice to each holder of Company Options and Company Restricted Stock Units granted under the Company Equity Plans of his or her ability to exercise or convert such awards immediately prior to the occurrence of a change of control or change in control event (as such terms or other similar terms are defined in the applicable Company Equity Plan) in accordance with the terms of such plan.

Section 3.5       Withholding Tax.  Each of the Purchaser, the Surviving Corporation, and the Parent or their respective payment agent shall be entitled to deduct or withhold from the consideration payable to any Person pursuant to ARTICLE I, II, or III hereof such amounts required to be deducted or withheld with respect to such payment under applicable Tax Law.  If the Purchaser, the Surviving Corporation or the Parent, as the case may be, so withholds such amounts and so long as such amounts are actually paid to the applicable Taxing Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which the Purchaser, the Surviving Corporation, or the Parent, as the case may be, made such deduction or withholding.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (a) the Company SEC Reports filed by the Company prior to the Agreement Date (excluding any disclosure set forth therein under the heading “Risk Factors”, or any disclosures in any section related to forward-looking statement to the extent that they are predictive, cautionary or forward-looking in nature) or (b) the disclosure schedule of the Company delivered to the Parent concurrently herewith (the “Company Disclosure Schedule”) (with specific reference to the section of this Agreement to which the information stated in such Company Disclosure Schedule relates; provided that (i) disclosure in any section of such Company Disclosure Schedule shall be deemed to be disclosed with respect to any other Section of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable or relevant to such other Section and (ii) the mere inclusion of an item in such Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Company Material Adverse Effect), the Company represents and warrants to the Parent and the Purchaser as follows:

Section 4.1       Organization.

Each of the Company and its Subsidiaries is a corporation or other entity duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.  Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  The Company has made available to the Parent a copy of its Company Charter and bylaws (the “Company Bylaws”), each as amended to the date of this Agreement (including an amendment to the Company Bylaws approved by the board of directors of the Company to include an exclusive forum bylaw prior to the date hereof), and each as so made available is in effect on the date of the Agreement.

Section 4.2       Capitalization.

(a)           The authorized capital stock of the Company consists of (i) 50,000,000 shares of Company Common Stock, par value $0.001 per share and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share.  All of the outstanding shares of the Company’s capital stock are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights.  As of the close of business on June 24, 2016 (the “Capitalization Date”), (A) 17,552,633 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable; (B) no shares of Company Common Stock were held in the treasury of the Company; (C) no shares of the preferred stock were issued and outstanding; (D) 424,710 shares of Company Common Stock were reserved for issuance upon conversion of the Company’s 3.50% Convertible Senior Notes due 2017 (the “2017 Convertible Notes”) issued pursuant to the 2017 Indenture; (E) 2,023,660 shares of Company Common Stock were reserved for issuance upon conversion of the Company’s 1.75% Convertible Senior Notes due 2021 (the “2021 Convertible Notes” and together with the 2017 Convertible Notes, the “Convertible Notes”) issued pursuant to the 2021 Indenture; and (F) an aggregate of 2,136,454 shares of Company Common Stock are reserved for future issuance under the Company Equity Plans, 255,518 shares of Company Common Stock are subject to Company Options outstanding on the Capitalization Date (which Company Options have a weighted average exercise price of $39.25), and 730,656 shares of Company Common Stock are underlying Company Restricted Stock Units (assuming the achievement of all performance metrics in the case of Company Restricted Stock Units that are subject to performance-based vesting) outstanding on the Capitalization Date).  As of the close of business on the Capitalization Date, before giving effect to any “make-whole” adjustments set forth therein, the Conversion Rate (as defined in each of the 2017 Indenture or the 2021 Indenture, as applicable) of the 2017 Convertible Notes and 2021 Convertible Notes is 10.0000 and 10.0000 shares of Company Common Stock per $1,000 aggregate principal amount, respectively.  As of the Agreement Date, except as set forth in Section 4.2 of the Company Disclosure Schedule, there are, and at the Share Acceptance Time there will be, no existing (i) shares of any class of capital stock or options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in, the Company or any of its Subsidiaries, (ii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiaries or (iii) voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock of the Company.

(b)           Section 4.2(b) of the Company Disclosure Schedule sets forth a list of each holder of Company Options and Company Restricted Stock Units as of the Agreement Date, including the date of grant of each such Company Option or Company Restricted Stock Unit, the number of shares of Company Common Stock subject to each Company Option, the maximum and target number of shares of Company Common Stock subject to each Company Restricted Stock Unit, the expiration date of such Company Option or Company Restricted Stock Unit, the Company Equity Plan under which such Company Options or Company Restricted Stock Units were granted, the vesting schedule of such Company Option or Company Restricted Stock Unit and the performance conditions associated with any Company Restricted Stock Unit that is subject to performance-based vesting.

(c)           All of the outstanding shares of capital stock or equivalent equity interests of each of the Company’s Subsidiaries are owned of record and beneficially, directly or indirectly, by the Company free and clear of all material liens, pledges, security interests or other encumbrances.

(d)           All of the shares of Company Common Stock issuable upon conversion of the Convertible Notes have been duly authorized by all necessary corporate action and applicable Laws.

(e)           All of the outstanding Convertible Notes have been duly authorized by all necessary corporate action and were issued in accordance with the terms of the applicable indenture, as supplemented and applicable Laws.

(f)           Neither the Company nor any of its Subsidiaries owns any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, trust or other entity, other than a Subsidiary of the Company.

Section 4.3       Authorization; Validity of Agreement; Company Action.  The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Offer, the Merger and the other Transactions have been duly authorized by the Company Board and, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Transactions assuming that the Merger is consummated in accordance with Section 251(h) of the DGCL, other than the filing of the Certificate of Merger or other appropriate documents with the Secretary of State of the State of Delaware.  This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by the Parent and the Purchaser, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.  The vote of the holders of a majority of the outstanding shares of Company Common Stock is required to adopt and approve an agreement of merger in accordance with the DGCL.

Section 4.4       Consents and Approvals; No Violations.  The execution and delivery of this Agreement by the Company do not, and the performance by the Company of this Agreement and the consummation by the Company of the Transactions will not, (a) violate any provision of the Company Charter or the Company Bylaws, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract, to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets is bound, (c) violate any Law applicable to the Company, any of its Subsidiaries or any of their properties or assets or (d) other than in connection with or compliance with (i) the DGCL, (ii) the HSR Act and other Antitrust Laws, (iii) Securities Exchange Rules and (iv) the Exchange Act, require the Company to make any filing or registration with or notification to, or require the Company to obtain any authorization, consent or approval of any Governmental Entity; except, in the case of clauses (b), (c) and (d), for such violations, breaches or defaults that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and would not materially adversely affect the ability of the Company to consummate the Transactions.

Section 4.5       SEC Reports; Disclosure Controls and Procedures.

(a)           The Company has filed all reports and other documents with the SEC required to be filed by the Company since December 31, 2013 (the “Company SEC Reports”).  As of their respective filing dates, the Company SEC Reports (i) complied in all material respects with, to the extent in effect at the time of filing, the applicable requirements of the Securities Act and the Exchange Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Each of the financial statements (including the related notes) of the Company included in the Company SEC Reports complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, was prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments).  Since March 31, 2016 (the “Balance Sheet Date”), there has been no change in the Company’s accounting policies or the methods of making accounting estimates or changes in estimates that are material to the Company’s financial statements, except as described in the Company SEC Reports or except as may be required by any regulatory authority.

(b)           Since December 31, 2013, the Company and each of its Subsidiaries has had in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports.  The Company maintains internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 4.6       No Undisclosed Liabilities.  Neither the Company nor any of its Subsidiaries has, since the Balance Sheet Date, incurred any liabilities or obligations of any nature whatsoever (whether accrued, absolute, matured, determined, contingent or otherwise and whether or not required to be reflected in the Company’s financial statements in accordance with GAAP), except for (a) liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business, (b) liabilities and obligations incurred in connection with the Transactions, (c) liabilities and obligations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and (d) liabilities and obligations discharged or paid in full prior to the date of this Agreement in the ordinary course of business consistent with past practice.

Section 4.7       Absence of Certain Changes.  Since the Balance Sheet Date through the Agreement Date, (a) the Company has not suffered a Company Material Adverse Effect, (b) there has not occurred any change, event, circumstance or development that would reasonably be expected to have a Company Material Adverse Effect and (c) except as contemplated by this Agreement, the Company has not taken any action that would be prohibited by Section 6.1(a)(i) through Section 6.1(a)(xiv) if taken after the Agreement Date.

Section 4.8       Material Contracts.

(a)           As of the Agreement Date, the Company is not a party to or bound by any Contract:

(i)           that would be required to be filed by the Company as a material contract pursuant to Item 601(b)(10) of Regulation S-K of the SEC;

(ii)          that contains any non-competition or other agreement that limits the ability of the Company or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person;

(iii)         that creates any partnership, joint venture or similar entity with respect to any material business of the Company and its Subsidiaries, taken as a whole;

(iv)         that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other agreement providing for indebtedness in excess of $500,000, other than intercompany agreements;

(v)          that is a written contract (other than this Agreement) for the sale of any of its assets after the Agreement Date in excess of $500,000, other than in the ordinary course of business consistent with past practice;

(vi)         under which the Company and the Company’s Subsidiaries made during the prior fiscal year, or are expected to make during the current fiscal year, annual expenditures in excess of $1,000,000 or, with respect to distribution contracts, receive annual revenues in excess of $1,000,000 or otherwise receive annual revenues in excess of $2,000,000;

(vii)        containing a right of first refusal, right of first negotiation or right of first offer in favor of a party other than the Company or its Subsidiaries;

(viii)       that obligates the Company to file a registration statement under the Securities Act of 1933 which filing has not yet been made; or

(ix)         that is an interest rate, equity or other swap or derivative instrument.

Each such contract described in clauses (i)-(x) is referred to herein as a “Material Contract.”

Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Material Contract is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms and, to the Company’s Knowledge, each other party thereto, and is in full force and effect, and the Company has performed in all material respects all obligations required to be performed by it to the Agreement Date under each Material Contract and, to the Company’s Knowledge, each other party to each Material Contract has performed in all material respects all obligations required to be performed by it under such Material Contract.  The Company has not received written notice, nor does the Company have Knowledge, of any material violation of or material default of any obligation under (or any condition which with the passage of time or the giving of notice would cause such a material violation of or material default under) any Material Contract to which it is a party or by which it or any of its properties or assets is bound.

Section 4.9       Employee Benefit Plans; ERISA.

(a)           Section 4.9(a) of the Company Disclosure Schedule contains a true and complete list of each material Benefit Plan.  With respect to each material Benefit Plan, the Company has delivered to Parent a true and complete copy of each of the following, together with all amendments thereto:  (i) all plan documents embodying the Benefit Plan (or, where a Benefit Plan has not been reduced to writing, a summary of all material Benefit Plan terms), (ii) in the case of any funded Benefit Plan, the trust agreement or similar instrument, (iii) for each Benefit Plan subject to the requirement that annual reports be filed on a Form 5500, the two most recently filed annual reports, with schedules, financial statements and auditor’s opinion attached, (iv) in the case of each Benefit Plan intended to be qualified under Section 401(a) of the Code, the most recent IRS determination or opinion letter applicable to the Benefit Plan, (v) all related custodial agreements, insurance policies (including fiduciary liability insurance covering the fiduciaries of the Benefit Plan), administrative services and similar agreements, and investment advisory or investment management agreements, if any, (vi) the most recent summary plan description, summaries of material modifications or similar summary and any employee handbook referencing the Benefit Plan and (vii) copies of all material correspondence (including any applications or submissions under any voluntary correction programs) with any Governmental Entity relating to any Benefit Plan within the preceding three (3) years.

(b)           None of the Company or any of its Subsidiaries or any other person (including an entity) that together with the Company or any of its Subsidiaries is or at any relevant time was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, together with the Company and any of its Subsidiaries, an “ERISA Affiliate”) has ever contributed or been required to contribute to, or has ever sponsored, maintained or participated in, (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which an ERISA Affiliate could reasonably be expected to incur liability under Section 4063 or 4064 of ERISA.  Neither the Company, nor any of its Subsidiaries, nor any of their ERISA Affiliates has, prior to the date hereof, incurred any liability or obligation on account of a “partial withdrawal” or a “complete withdrawal” (within the meaning of Sections 4203 and 4205 of ERISA) from, or otherwise in respect of, any multiemployer plan that has not been satisfied in full.  No event has occurred and no condition exists that is likely to subject the Company, its Subsidiaries or any of their ERISA Affiliates to any material liability under Title IV of ERISA.

(c)           Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code is covered by a favorable determination or opinion letter from the Internal Revenue Service (the “IRS”).  No such determination or opinion letter has been revoked, and, to the Company’s Knowledge, revocation has not been threatened.  To the Company’s Knowledge, no such Benefit Plan has been amended or operated since the date of its most recent determination or opinion letter in any respect, and no act or omission has occurred, that would reasonably be expected to adversely affect its qualification.

(d)           Each Benefit Plan has been established, maintained and administered in all material respects in accordance with its terms.  Each Benefit Plan, including any associated trust or fund, has been established, maintained and administered in all material respects in compliance with the applicable provisions of ERISA, the Code and other applicable Laws (including, where applicable, non-U.S. Laws), and, to the Knowledge of the Company, nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or any ERISA Affiliate to any material liability or Tax under applicable Law.  All material filings and reports with respect to each Benefit Plan required to have been submitted to the IRS, the United States Department of Labor, or any other Governmental Entity have been duly and timely submitted.

(e)           No Benefit Plan provides health or life insurance benefits following retirement or other termination of employment, and neither the Company nor any ERISA Affiliate has any obligation to provide any such benefits following retirement or other termination of employment, in each case except for benefit continuation coverage to the extent required under Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA or any similar Law.

(f)           With respect to each Benefit Plan, there is no pending, or the Knowledge of the Company, threatened lawsuit, claim, administrative investigation, action, inquiry, audit or other proceeding by the IRS, U.S. Department of Labor or other Governmental Entity, and no other lawsuit, claim, action, inquiry, voluntary compliance request, proceeding or other controversy, other than routine claims for benefits in the ordinary course and proceedings with respect to qualified domestic relations orders, is pending or, to the Knowledge of the Company, threatened.

(g)           With respect to each Benefit Plan, all contributions (including salary reduction contributions), premiums and other payments (i) to the extent due, have been timely made, and (ii) to the extent not yet due, have been appropriately accrued on the books of the Company or, if applicable, its Subsidiaries.

(h)           Each Benefit Plan subject to Section 409A of the Code (“Section 409A”) has been documented and operated in all material respects in compliance with Section 409A.

(i)           Except for the Benefit Plans listed in Section 4.9(h) of the Company Disclosure Schedule, no Benefit Plan is subject to the Laws of a jurisdiction other than the United States of America, whether or not United States Law also applies.  For purposes of the preceding sentence, the Commonwealth of Puerto Rico, Guam, American Samoa, the Northern Marianna Islands and the Virgin Islands shall be considered jurisdictions other than the United States.

(j)           Except for the Benefit Plans listed in Section 4.9(j) of the Company Disclosure Schedule, each Benefit Plan and its related documentation or agreement, summary plan description, or other written communication distributed generally to employees by its terms expressly and adequately reserves the right to amend and terminate such Benefit Plan, and each Benefit Plan may be terminated without material liability to the Company or any ERISA Affiliate, except for vested benefits accrued through the date of termination and the administrative and professional costs incurred in such transaction.  Except as listed in Section 4.9(j) of the Company Disclosure Schedule, no Benefit Plan subject to ERISA includes in its assets any securities issued by the Company or any ERISA Affiliate.

(k)           Except as listed in Section 4.9(k) of the Company Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the Transactions, either alone or in combination with another event, including a termination of employment or service, will:  (i) entitle any Covered Employee or any beneficiary or dependent thereof to any severance pay, unemployment compensation or any other payment; (ii) result in or accelerate the time of payment or vesting of, or otherwise increase, any amounts due to any Covered Employee or any dependent or beneficiary thereof under any Benefit Plan, or (iii) result in any payment or benefit that would constitute an “excess parachute payment” under Section 280G of the Code.  Neither the Company nor any of its Subsidiaries is obligated to “gross up” any Tax incurred by any Person pursuant to Section 409A, 457A or 4999 of the Code.

Section 4.10       Litigation.

(a)           There is no action, claim, suit, proceeding or governmental investigation pending against or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  There are no material outstanding orders, judgments, injunctions or decrees of any Governmental Entity against the Company, any of its Subsidiaries or any of their securities or material assets or properties.

Section 4.11       Compliance with Law; Permits.

(a)           The Company and each of its Subsidiaries hold all material permits, licenses, exemptions, consents, certificates, authorizations, registrations, and other approvals from Governmental Entities required to operate their respective businesses as it is being conducted as of the Agreement Date (collectively, the “Permits”) and all of such Permits are in full force and effect, except where the failure to obtain or have any such Permit would, individually or in the aggregate, not reasonably be expected to have a Company Material Adverse Effect; and no proceeding is pending or, to the Knowledge of the Company, threatened to revoke, suspend, cancel, terminate or materially adversely modify any such Permit.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in violation of, or in default under, any Law, in each case, applicable to the Company or any of its Subsidiaries or any of their respective assets and properties.  Notwithstanding the foregoing, this Section 4.11 shall not apply to employee benefit plans, Taxes, environmental matters, labor and employment matters, or regulatory matters, which are the subject exclusively of the representations and warranties in Section 4.9, Section 4.13, Section 4.15, Section 4.16 and Section 4.18, respectively.

(b)           None of the Company, any of the Company’s Subsidiaries, any of their respective officers or employees, or to the Knowledge of the Company, any of its suppliers, distributors, licensees, agents, or any other Person acting on behalf of the Company or any of its Subsidiaries, directly or indirectly (i) made or received any payments in violation of any anti-corruption or anti-bribery Law (including the U.S. Foreign Corrupt Practices Act), including any contribution, payment, commission, rebate, promotional allowance or gift of funds or property or any other economic benefit to or from any employee, official or agent of any Governmental Entity where either the contribution, payment, commission, rebate, promotional allowance, gift or other economic benefit, or the purpose thereof, was illegal under any anti-corruption or anti-bribery Law (including the U.S. Foreign Corrupt Practices Act) (any such payment, a “Prohibited Payment”), (ii) provided or received any product or services in violation of any anti-corruption or anti-bribery Law (including the U.S. Foreign Corrupt Practices Act), or (iii) been subject to any investigation by any Governmental Entity with regard to any Prohibited Payment.

Section 4.12       Intellectual Property.

(a)           Section 4.12 of the Company Disclosure Schedule sets forth all (i) issued patents and pending patent applications, (ii) trademark registrations, service mark registrations, and pending applications for registration thereof, and (iii) copyright registrations and pending copyright applications, in each case that are owned by the Company or any of its Subsidiaries.  With respect to each item of Intellectual Property identified in this Section 4.12(a):  (x) one or more of the Company and its Subsidiaries exclusively owns such item, free and clear of all liens; (y) such item is not the subject of any outstanding Order of which the Company has received notice; and (z) no action (other than patent or trademark office actions), suit, proceeding, claim (including inventorship claims), or governmental investigation of which the Company or any Subsidiary has received written notice is pending or, to the Knowledge of the Company, threatened that challenges the validity, enforceability, or ownership of such Intellectual Property.

(b)           Section 4.12 of the Company Disclosure Schedule sets forth a list of all material Contracts under which the Company or any of its Subsidiaries (i) licenses from a third party material Intellectual Property that is used in the conduct of the business of the Company or any of its Subsidiaries as currently conducted that presently require or would reasonably be expected to require payment by the Company or any Subsidiary of royalties or license fees exceeding $500,000 in any twelve-month period (such Contracts being referred to as “License-In Contracts”) and (ii) other than customer, supplier, or reseller agreements entered in the ordinary course of business, licenses to a third party any Intellectual Property (such Contracts being referred to as “License-Out Contracts”).  To the Knowledge of the Company, (i) each License-In Contract and License-Out Contract is valid and in full force and effect; (ii) each License-In Contract and License-Out Contract will continue to be valid and in full force and effect on similar terms immediately following the consummation of the Transactions upon meeting the terms and conditions, if any, in each License-In Contract or License-Out Contract, as applicable; and (iii) neither the Company nor any of its Subsidiaries is in material breach of any License-In Contract or License-Out Contract.

(c)           To the Knowledge of the Company, one or more of the Company and its Subsidiaries owns or has the right to use all valid Intellectual Property necessary to the conduct of the business of the Company or any of its Subsidiaries as currently conducted.

(d)           There is no pending or, to the Knowledge of the Company, threatened, action, claim, suit, proceeding or governmental investigation in which it is alleged that the conduct of the Company’s or any of its Subsidiaries’ business as currently conducted infringes or otherwise violates the Intellectual Property rights of any third party.  To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written claim alleging any such infringement or violation.

(e)           The Company and its Subsidiaries have used commercially reasonable efforts to protect and preserve its rights in all Intellectual Property owned by the Company or any of its Subsidiaries that is material to the conduct of the Company’s or any of its Subsidiaries’ business as currently conducted.  To the Company’s Knowledge, all employees and independent contractors, and consultants to the extent such obligation exists, who have created Intellectual Property material to the conduct of the Company’s or any of its Subsidiaries’ business as currently conducted, have assigned to one or more of the Company and its Subsidiaries all of their rights therein, to the extent permitted under Law and to the extent that such rights would not automatically vest with the Company by operation of Law.

Section 4.13       Taxes.

(a)           (i) All material Tax Returns required to be filed by or on behalf of the Company or any of its Subsidiaries, or any consolidated, combined, affiliated or unitary group of which the Company or any of its Subsidiaries is a member have been timely filed, (ii) each such Tax Return was true, complete and correct in all material respects, (iii) the Company and each of its Subsidiaries has paid or caused to be paid all material Taxes required to be paid other than Taxes (x) not yet due and payable, or (y) being contested in good faith by appropriate proceedings, and in each case for which the Company has established adequate reserves, (iv) no material audits, assessments of Taxes, other examinations by the United States Internal Revenue Service or any other domestic or foreign governmental authority responsible for the administration of any Taxes (collectively, the “Taxing Authorities”), or any proceedings or appeals of such proceedings relating to Taxes in respect of the Company or any Subsidiary are presently pending or proposed or threatened in writing and no claim has been made by any Taxing Authority in any jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries may be subject to Tax in that jurisdiction, and (v) there are no liens for Taxes upon any property or assets of the Company or any of its Subsidiaries except for liens for property Taxes not yet due and payable.

(b)           Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation, indemnification, or sharing of Taxes, except for any such agreements that (i) are solely between the Company and/or any of its Subsidiaries, and (ii) will terminate as of or prior to the Effective Time.

(c)           Neither the Company nor any of its Subsidiaries has any actual or potential liability for any Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision or state, local, or foreign law, or as a transferee or successor, by contract, operation of Law, or otherwise.

(d)           The Company and each of its Subsidiaries have withheld, and paid to the appropriate Taxing Authority as required by Law, all amounts required by Law or contract to be withheld from the wages, salaries or other payments to employees, independent contractors, creditors, stockholders, consultants, or any other third party.  The Company and each of its Subsidiaries have complied in all respects with all record keeping and reporting requirements in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, consultant, or other third party.

(e)           Since January 1, 2013, neither the Company nor any of its Subsidiaries has distributed stock of another corporation, or has had its stock distributed by another corporation, in a transaction that was governed, or purported or intended to be governed, in whole or in part, by Section 355 of the Code.

(f)           Neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” identified pursuant to Treasury Regulation Section 1.6011-4 or any similar provision or state, local, or foreign law.

(g)           Neither the Company nor any of its Subsidiaries has extended or waived any application of any statute of limitation of any jurisdiction regarding the assessment or collection of any material Tax.

(h)           Neither the Company nor any of its Subsidiaries are, or were during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(i)           Since December 31, 2013, neither the Company nor any of its Subsidiaries has (i) changed any material Tax accounting methods, policies, or practices, except as required by a change in applicable Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any material amended Tax Return or claim for refund, (iv) entered unto any closing agreement affecting any material Tax liability or refund, or (v) settled or compromised any material Tax liability or refund.

(j)           Neither the Company nor any of its Subsidiaries will be required to include any income in, or exclude any material item of deduction from, taxable income for an taxable period (or portion thereof) beginning after the date of the Closing as a result of any (i) adjustment under Section 481 of the Code (or any similar provision of state, local, or foreign Law) made prior to the date of the Closing or (ii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or foreign Law) executed during the six (6) year period ending on the date of the Closing.

(k)           The Company has made available or will make available to Parent upon request complete and correct copies (to which the Company has access) of all material Tax Returns, supporting work papers, examination reports, cost sharing or similar arrangements, and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries filed by or received by the Company or any of its Subsidiaries since December 31, 2013.

Section 4.14       Tangible Assets.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and/or one or more of its Subsidiaries have valid title to, or valid leasehold or sublease interests or other comparable contract rights in or relating to, all of the real properties and other tangible assets necessary for the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, in each case, free and clear of all imperfections of title, restrictions, encroachments, liens and easements, except (i) liens for current Taxes not yet due and payable, that are payable without penalty or that are being contested in good faith by appropriate proceedings, (ii) such imperfections of title, restrictions, encroachments, liens and easements as do not and could not reasonably be expected to materially detract from or materially interfere with the use or value of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and (iii) liens securing debt which are reflected on the Company Balance Sheet.  There are no written or oral subleases, licenses, occupancy agreements or other contractual obligations that grant the right of use or occupancy of any real property leased by the Company or any Subsidiary (collectively, the “Real Property”), and there is no person in possession of the Real Property other than the Company and its Subsidiaries.  There is no pending, or, to the Knowledge of the Company, threatened eminent domain, condemnation or similar proceeding materially affecting any Real Property leased by the Company or a Subsidiary.  To the Knowledge of the Company, the material property and equipment of the Company and each Subsidiary that are used in the operations of business are in all material respects (i) in good operating condition and repair (ordinary wear and tear excepted) and (ii) have been maintained in accordance with normal industry practices.  Section 4.14 of the Company Disclosure Schedule lists all Real Property leased by the Company or a Subsidiary, and neither the Company nor any Subsidiary owns any Real Property.

Section 4.15       Environmental.

(a)           Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has received any written notice with respect to the business of, or properties owned or leased by, the Company or any of its Subsidiaries from any Governmental Entity or third party that remains outstanding alleging that the Company or any of its Subsidiaries is not in compliance with any Environmental Laws, (ii) has caused any “release” of a “hazardous substance” (as those terms are defined in CERCLA), in excess of a reportable quantity on any property that is used for the business of the Company or any of its Subsidiaries which release requires any cleanup or remediation pursuant to Environmental Law or (iii) has received written notification of, and the Company has no knowledge of, any potential responsibility or liability of the Company or any Subsidiary pursuant to CERCLA or any similar Environmental Law.

(b)           The Company and each of its Subsidiaries has obtained all permits required by Environmental Law necessary to enable them to conduct their respective businesses as currently conducted and are in compliance with such permits, except where the failure to obtain or comply with any such Permit would not, individually, or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  All such permits are in full force and effect and, to the Company’s Knowledge, there are no pending or threatened claims that seek the revocation, cancellation, suspension or any adverse modification of any such permits, except where the failure to have any such Permit would not, individually, or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)           The Company previously has made available to Parent copies of all phase I environmental reports prepared by any person, and permits required under Environmental Laws and all other material correspondence with Governmental Entities in the Company’s possession relating to compliance with Environmental Laws, in the case of each of the foregoing within the last three (3) fiscal years.

(d)           The representations and warranties contained in this Section 4.15 constitute the sole and exclusive representations and warranties made by the Company concerning environmental matters.

Section 4.16       Labor Matters.

(a)           Except as set forth on Section 4.16 of the Company Disclosure Schedules:

(i)           there are no material labor troubles (including work slowdown, picketing, strikes, lockouts or work stoppages) involving the employees of the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened, and there have been no such material troubles for the past three (3) years,

(ii)          no employee of the Company or any of its Subsidiaries is represented by a labor union or other employee representative body,

(iii)         neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, or in default under any collective bargaining agreement or other Contract with a labor union or other employee representative body or works council, and no such Contract is being negotiated by the Company or any of its Subsidiaries,

(iv)         to the Knowledge of the Company, no petition has been filed or proceedings instituted by or on behalf of an employee or group of employees of the Company or any of its Subsidiaries with any labor relations board or other Governmental Entity seeking recognition of a bargaining representative,

(v)          to the Knowledge of the Company, there is no effort currently being made or threatened by, or on behalf of, any labor union or other employee representative body to organize any employees of the Company or any of its Subsidiaries, and there have been no such efforts for the past three (3) years, and

(vi)         there is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries, except for any such proceeding that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)           Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries are, and for the past three (3) years have been, in compliance with all applicable Laws respecting employment.

(c)           No notice, consent or consultation obligations with respect to any employees of the Company or any of its Subsidiaries, or any labor union or other employee representative body, will be a condition precedent to, or triggered by, the execution of this Agreement or the consummation of the Transactions.

Section 4.17       Brokers or Finders.  No investment banker, broker, finder, financial advisor or other intermediary, other than Perella Weinberg Partners LP is entitled to any investment banking, brokerage, finder’s or similar fee or commission, success fee or contingent fee in connection with this Agreement or the Transactions.  The Company has provided Parent with copies of all documents relating to such arrangements, which documents and arrangements have not subsequently been modified.  Section 4.17 of the Company Disclosure Schedule itemizes all payments due from the Company or its Subsidiaries to Perella Weinberg Partners LP in connection with the Transactions.

Section 4.18       Regulatory Compliance.

(a)           The businesses of each of the Company and its Subsidiaries are being conducted in compliance in all material respects with (i) the federal Food, Drug and Cosmetic Act, as amended (including the rules and regulations promulgated thereunder, the “FDCA”), including without limitation the FDA’s current Good Manufacturing Practices; (ii) federal Medicare and Medicaid statutes and related state or local statutes or regulations; (iii) any comparable foreign Laws for any of the foregoing, including laws and regulations promulgated under the Medical Device Directive in the European Union; (iv) the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)), Stark Law (42 U.S.C. §1395nn), False Claims Act (42 U.S.C. §1320a-7b(a)), Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §1320d et. seq.), and any comparable state or local laws; and (v) comparable state licensing, disclosure and reporting requirements.  Since December 31, 2011, the manufacture of products by the Company and its Subsidiaries has been conducted in material compliance with all applicable Laws, including the FDA’s current Good Manufacturing Practices.  In addition, since December 31, 2013, the Company and its Subsidiaries have been in material compliance with all other applicable FDA requirements, including, but not limited to, registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 C.F.R. Part 207 and 807.  For the purposes of this Agreement, “Good Manufacturing Practices” means the requirements set forth in the quality systems regulations for medical devices contained in 21 C.F.R. Part 820.

(b)           Neither the Company nor any of its Subsidiaries has Knowledge of any material pending or threatened enforcement action by the FDA or any other comparable state, local or foreign Governmental Entity that has jurisdiction over the operations of the Company and its Subsidiaries.

(c)           All material reports, documents, claims, permits and notices required to be filed, maintained or furnished by the Company and its Subsidiaries to the FDA or any other comparable state, local or foreign Governmental Entity by the Company or its Subsidiaries have been so filed, maintained or furnished.  All such reports, documents, claims and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing) such that no liability exists with respect to such filing.

(d)           Neither the Company nor any of its Subsidiaries has, since December 31, 2013, received any FDA Form 483, notice of adverse finding, notices, untitled letters or other correspondence or notice from the FDA, or other comparable state, local or foreign Governmental Entity (i) alleging or asserting noncompliance with any applicable Laws or Permits or (ii) contesting the investigational device exemption, premarket clearance or approval of, the uses of or the labeling or promotion of any “device”, as such term is defined in Section 201(h) of the FDCA (a “Medical Device”).

(e)           No Permit issued to the Company or any of its Subsidiaries by the FDA or any other comparable state, local or foreign Governmental Entity has, since December 31, 2013, been limited, suspended, modified in a manner materially adverse to the Company or its Subsidiaries or revoked.

(f)           The Company and its Subsidiaries have not received any written notices, correspondence or other communication from the FDA or any other comparable state, local or foreign Governmental Entity since December 31, 2013 requiring the termination, suspension or material modification of any clinical trials conducted by, or on behalf of, the Company or its Subsidiaries, or in which the Company or its Subsidiaries have participated.

(g)           Since December 31, 2013, the Company and its Subsidiaries have not either voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field notifications, field corrections, market withdrawal or replacement, “dear doctor” letter, or investigator notice relating to an alleged lack of safety, efficacy or regulatory compliance of any product manufactured, distributed or sold by or on behalf of the Company or its Subsidiaries.  To the Knowledge of the Company there are no facts which are reasonably likely to cause (i) the recall, market withdrawal or replacement of any product sold by the Company or its Subsidiaries, (ii) a change in the marketing classification or material change in the labeling of any such products, or (iii) a termination or suspension of the marketing of such products.

(h)           Neither the Company nor any of its Subsidiaries has received any written notice that the FDA or any other comparable state, local or foreign Governmental Entity has (i) commenced, or threatened to initiate, any action to withdraw its investigational device exemption, premarket clearance or premarket approval or request the recall of any Medical Device, (ii) commenced, or threatened to initiate, any action to enjoin manufacture or distribution of any Medical Device or (iii) commenced, or threatened to initiate, any action to enjoin the manufacture or distribution of any Medical Device produced at any facility where any Medical Device is manufactured, tested, processed, packaged or held for sale.

Section 4.19       Company Board Recommendation.  The Company Board has unanimously adopted resolutions affecting the Company Board Recommendation.  As of the Agreement Date, the Company Board Recommendation has not been amended, rescinded, or modified.

Section 4.20       Disclosure Documents.

(a)           Each Company Disclosure Document when filed, distributed or disseminated, as applicable, shall comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder and all other applicable Laws.

(b)           The information with respect to the Company or any of its Subsidiaries that the Company furnishes to the Parent in writing specifically for use in the Schedule TO and the Offer Documents, at the time of the filing of the Schedule TO, at the time of any distribution or dissemination of the Offer Documents and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact that is required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(c)           The representations and warranties contained in this Section 4.20 will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by the Parent or the Purchaser specifically for use therein.

Section 4.21       Interested Party Transactions.  (a) neither the Company nor any of its Subsidiaries is a party to any transaction or agreement (other than ordinary course directors’ compensation arrangements or any Benefit Plans or Company Equity Plans) with any Affiliate or current or former director or executive officer of the Company, or to the Company’s Knowledge, any stockholder that beneficially owns 2% or more of the outstanding Company Common Stock and (b) to the Company’s Knowledge, no event has occurred since the date of the Company’s last proxy statement to its stockholders that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 4.22       Opinion of Financial Advisor.  The Company Board has received from the Company’s financial advisor, Perella Weinberg Partners LP, an opinion, dated as of the Agreement Date, to the effect that, as of such date and based upon and subject to the various assumptions and limitations set forth therein, the Offer Price and Merger Consideration to be received by the Company Stockholders (other than holders of shares of Company Common Stock to be cancelled pursuant to Section 3.1(b) and Dissenting Shares) in the Offer and the Merger, respectively, pursuant to this Agreement is fair, from a financial point of view, to such Company Stockholders. The Company has obtained the authorization of the Company’s financial advisor to, and shall, include a complete copy of such financial advisor’s opinion and a fair summary of the analysis underlying such opinion (subject to the prior approval of such summary by the Company’s financial advisor or its counsel) in the Schedule 14D-9.

Section 4.23       Directors and Officers.  As of the Agreement Date, each member of the Company Board and each executive officer of the Company has advised the Company in writing (including by email) that his or her intention is to tender all Shares, if any, beneficially owned by him or her pursuant to the Offer.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE PURCHASER

Except as disclosed in the disclosure schedule of the Parent and the Purchaser delivered to the Company concurrently herewith (the “Parent Disclosure Schedule”) (with specific reference to the section of this Agreement to which the information stated in such Parent Disclosure Schedule relates); provided that (a) disclosure in any section of such Parent Disclosure Schedule shall be deemed to be disclosed with respect to any other Section of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable or relevant to such other Section and (b) the mere inclusion of an item in such Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Parent Material Adverse Effect, the Parent and the Purchaser jointly and severally represent and warrant to the Company as follows:

Section 5.1       Organization.  Each of the Parent and the Purchaser is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.  Each of the Parent and the Purchaser is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  The Parent has made available or will make available to the Company a copy of the articles of incorporation or certificate of incorporation, as the case may be, and bylaws or other equivalent organizational documents of the Parent and the Purchaser, as currently in effect.

Section 5.2       Authorization; Validity of Agreement; Necessary Action.  Each of the Parent and the Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions.  The execution, delivery and performance by the Parent and the Purchaser of this Agreement, approval and adoption of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary action of the Parent and the Purchaser (other than the adoption of this Agreement in respect of the Merger, with respect to which the written consent of the sole stockholder of the Purchaser shall occur promptly following the execution and delivery of this Agreement), and no other corporate action on the part of the Parent or the Purchaser is necessary to authorize the execution and delivery by the Parent and the Purchaser of this Agreement and the consummation by them of the Transactions.  This Agreement has been duly executed and delivered by the Parent and the Purchaser and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of the Parent and the Purchaser, enforceable against each of them in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 5.3       Consents and Approvals; No Violations.  The execution and delivery of this Agreement by the Parent and the Purchaser do not, and the performance by the Parent and the Purchaser of this Agreement and the consummation by the Parent and the Purchaser of the Transactions will not, (a) violate any provision of the articles of incorporation or certificate of incorporation, as the case may be, or bylaws (or equivalent organizational documents) of the Parent or the Purchaser, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any Contract to which the Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets is bound, (c) violate any Law applicable to the Parent, any of its Subsidiaries or any of their properties or assets or (d) other than in connection with or compliance with (i) the DGCL, (ii) requirements under other state corporation Laws, (iii) the HSR Act and other Antitrust Laws, (iv) Securities Exchange Rules, and (v) the Exchange Act, require on the part of the Parent or the Purchaser any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity; except, in the case of clauses (b), (c) and (d), for such violations, breaches or defaults that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.4       Disclosure Documents.

(a)           The Schedule TO and the Offer Documents, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder and all other applicable Laws.

(b)           The Schedule TO and the Offer Documents, at the time of filing, distribution or dissemination and consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(c)           The information with respect to the Parent and any of its Subsidiaries that the Parent furnishes to the Company in writing specifically for use in any Company Disclosure Document shall not at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto, at the time of any distribution or dissemination thereof and at the consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)           The representations and warranties contained in this Section 5.4 will not apply to statements or omissions included in the Schedule TO or the Offer Documents based upon information furnished to the Parent or the Purchaser in writing by the Company specifically for use therein.

Section 5.5       Operations and Ownership of the Purchaser.  The Purchaser was formed solely for the purpose of engaging in the Transactions and has not owned any assets, engaged in any business activities, conducted any operations or incurred any liabilities or obligations other than in connection with the Transactions.  The authorized capital stock of the Purchaser consists of 100 shares of common stock, par value $0.001 per share, 100 shares of which are validly issued and outstanding.  All of the issued and outstanding capital stock of the Purchaser is, and at the Effective Time will be, owned directly by the Parent.

Section 5.6       Sufficient Funds.  As of the date of this Agreement, Parent has sufficient cash and/or other financial resources to, and as of the Share Acceptance Time and at the Closing, Parent will have, and will cause Purchaser to have, available the funds necessary to, consummate the transactions contemplated by this Agreement, including payment in cash of the aggregate Offer Price at the Share Acceptance Time and the aggregate Merger Consideration at the Closing and to pay all related fees and expenses.  Parent acknowledges that its obligations under this Agreement are not contingent or conditioned in any manner on obtaining any financing.

Section 5.7       Share Ownership.  None of the Parent or the Purchaser beneficially owns any Company Common Stock.

Section 5.8       Vote/Approval Required.  No vote or consent of the holders of any class or series of capital stock of the Parent is necessary to approve the Offer, the Merger or the other Transactions.  The vote or consent of the Parent as the sole stockholder of the Purchaser (which shall occur promptly following the execution and delivery of this Agreement) is the only vote or consent of the holders of any class or series of capital stock of the Purchaser necessary to approve this Agreement, the Offer, the Merger and the other Transactions.

Section 5.9       Investigation by the Parent and the Purchaser.  Each of the Parent and the Purchaser has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries.  In entering into this Agreement, each of the Parent and the Purchaser acknowledges that, except for the representations and warranties of the Company expressly set forth in ARTICLE IV, none of the Company or its Subsidiaries nor any of their respective officers, employees, counsel, investment bankers, accountants and other authorized representatives (“Representatives”) makes any representation or warranty, either express or implied, to Parent, Purchaser or any of their respective Representatives in connection with this Agreement, the Offer, the Merger or the Transactions.  Without limiting the generality of the foregoing, none of the Company or its Subsidiaries nor any of their respective Representatives or any other Person has made a representation or warranty to the Parent or the Purchaser with respect to (i) any projections or forecasts, estimates or budgets for the Company or its Subsidiaries or (ii) any materials, documents or information relating to the Company or its Subsidiaries made available to each of the Parent or the Purchaser or their Representatives in any “data room,” confidential memorandum, other offering materials or otherwise, except as expressly and specifically covered by a representation or warranty set forth in ARTICLE IV.  For purposes of this Agreement, “Parent’s Knowledge” or “Knowledge of the Parent” means such facts and other information that as of the date of determination are actually known to the individuals set forth on Section 5.9 of the Parent Disclosure Schedule.

Section 5.10       Litigation.  There is no proceeding pending against or, to the Knowledge of the Parent, threatened against or affecting, the Parent or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the Parent’s or the Purchaser’s ability to consummate the Transactions.  Neither the Parent nor any of its Subsidiaries, is subject to any Order against the Parent or any of its Subsidiaries or naming the Parent or any of its Subsidiaries as a party that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.11       Section 203 of the DGCL.  As of the Agreement Date, neither the Parent nor the Purchaser nor any of their respective “affiliates” or “associates” is, and at no time during the last three (3) years has been, an “interested stockholder” of the Company, as such terms are defined in Section 203 of the DGCL.

Section 5.12       Brokers or Finders.  No investment banker, broker, finder, financial advisor or intermediary, other than J.P. Morgan Securities Inc., the fees and expenses of which will be paid by the Parent or the Purchaser, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of the Parent or any of its Subsidiaries.

Section 5.13       Other Agreements.  The Parent has disclosed to the Company all written contracts, agreements or understandings between or among the Parent, the Purchaser or, to the Knowledge of the Parent as of the date hereof, any Affiliate of the Parent, on the one hand, and any member of the Company Board or officers or employees of the Company or its Subsidiaries, on the other hand, other than as contemplated by this Agreement.

ARTICLE VI

COVENANTS

Section 6.1       Interim Operations of the Company.

(a)           During the period from the Agreement Date to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1 (except (i) as may be required by Law, (ii) with the prior written consent of the Parent, which consent shall not be unreasonably withheld, delayed or conditioned, (iii) as contemplated or permitted by this Agreement or (iv) as set forth in the Company Disclosure Schedule), the business of the Company and its Subsidiaries shall be conducted only in the ordinary and usual course of business in all material respects consistent with past practice, and the Company and its Subsidiaries shall use reasonable best efforts to (1) preserve intact their current business organization, (2) maintain their relationships with customers, suppliers and others having business dealings with them, (3) notify and consult with Parent promptly (A) after receipt of any material communication from any Governmental Entity or inspections of any manufacturing or clinical trial site and before giving any material submission to a Governmental Entity and (B) prior to making any material change to a study protocol, adding new trials, making any material change to a manufacturing plan or process, or making a material change to the development timeline for any of its product candidates or programs, (4) preserve intact and keep available the services of present employees of the Company and its Subsidiaries, (5) keep in effect casualty, product liability, workers’ compensation and other insurance policies in coverage amounts substantially similar to those in effect at the date of this Agreement, and (6) preserve and protect the Intellectual Property owned by the Company and its Subsidiaries; provided, however, that notwithstanding the foregoing, no action by the Company or any of its Subsidiaries with respect to matters addressed specifically by clauses (i) – (x)(v) of this Section 6.1(a) shall be deemed a breach of this sentence unless such action would constitute a breach of such specific provision.  Without limiting the generality of the foregoing, except (A) as may be required by Law, (B) with the prior written consent of the Parent, which consent shall not be unreasonably withheld, delayed or conditioned or (C) as set forth in the Company Disclosure Schedule, prior to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, do any of the following:

(i)           amend its certificate of incorporation or bylaws (or equivalent organizational documents);

(ii)          issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (x) any shares of capital stock of any class or any other ownership interest of the Company or any of its Subsidiaries, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries, or (y) any other securities of the Company or any of its Subsidiaries in respect of, in lieu of, or in substitution for, Company Common Stock outstanding on the Agreement Date, except for Company Common Stock to be issued or delivered pursuant to the exercise of vested Company Options, the vesting of Company Restricted Stock Units or upon conversion of a Convertible Note, in each case outstanding as of the date of this Agreement;

(iii)         redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any outstanding Company Common Stock, other than (x) from holders of Company Options in full or partial payment of the exercise price, or (y) in connection with the withholding of Taxes payable by any holder of Company Options, or Company Restricted Stock Units upon the exercise, settlement or vesting thereof, in each case to the extent required or permitted under the terms of such Company Options, Company Restricted Stock Units or any applicable Company Equity Plan as of the date of this Agreement;

(iv)         split, combine, subdivide or reclassify any Company Common Stock or declare, set aside for payment or pay any dividend or other distribution in respect of any Company Common Stock or otherwise make any payments to stockholders in their capacity as such; provided that this Section 6.1(a)(iv) shall not apply to dividends or distributions declared, set aside for payment or paid by wholly owned Subsidiaries of the Company to the Company or any other wholly owned Subsidiary of the Company;

(v)          adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, other than the Transactions;

(vi)         acquire, sell, lease, dispose of, pledge or encumber any assets, other than (x) acquisitions in existing or related lines of business of the Company or any of its Subsidiaries as to which the aggregate consideration for all such acquisitions does not exceed $1,000,000, (y) acquisitions, sales, leases, dispositions, pledges or encumbrances of assets with an aggregate fair market value of less than $1,000,000, or (z) acquisitions, sales or transfers of inventory in the ordinary course of business;

(vii)        (x) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money in addition to that incurred as of the Agreement Date or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) to the Company or any wholly owned Subsidiary of the Company or (B) strategic investments as to which the aggregate consideration for all such investments does not exceed $1,000,000, or (y) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of (1) in the ordinary course of business and consistent with past practice, liabilities reflected or reserved against in the Company’s consolidated balance sheet as of the Balance Sheet Date or (2) liabilities incurred in the ordinary course of business since the Balance Sheet Date;

(viii)       change the compensation payable to any Covered Employee, or enter into any employment, severance, retention or other agreement or arrangement with any Covered Employee, or adopt, or increase the benefits (including fringe benefits) under, any employee benefit plan or otherwise, except (A), in each case, as required by Law or in accordance with existing agreements provided to Parent and disclosed in the Company Disclosure Schedule and (B), in the case of compensation for any Covered Employee who is not an officer or director, in the ordinary course of business consistent with past practice unless the total compensation payable to such Covered Employee (including base, bonus opportunity at target, equity, sign-on bonus and relocation) equals or exceeds three hundred thousand dollars ($300,000); or make any loans to any of its directors, officers or employees, agents or consultants, or make any change in its existing borrowing or lending arrangements for or on behalf of any such persons pursuant to an employee benefit plan or otherwise;

(ix)         except as may be contemplated by this Agreement or to the extent required to comply with applicable Law, terminate or materially amend any Benefit Plans;

(x)          change in any material respect any of the accounting methods used by the Company unless required by GAAP or applicable Law;

(xi)         (x) (1) enter into a Material Contract as described in clauses (ii)-(v) or (vii)-(ix) of Section 4.8 or (2) enter into a Material Contract, other than in the ordinary course of business consistent with past practice, as described in clause (i) or (vi) of Section 4.8 or (y) amend, terminate or waive, release or assign any material rights or claims with respect to any Material Contract in any material respect;

(xii)        settle (x) any suit, action, claim, proceeding or investigation that is disclosed in the Company SEC Reports filed prior to the Agreement Date or (y) any other suit, action, claim, proceeding or investigation, other than, in either case, settlements that involve only the payment of monetary damages of less $1,000,000 in the aggregate for any such suits, actions, claims, proceedings or investigations;

(xiii)       make, revise, or amend any material Tax election or settle or compromise any material federal, state, local, or foreign Tax liability, change any material Tax accounting period, change any material method of Tax accounting, enter into any closing agreement relating to any material Tax, file any amended Tax Return, file any Tax Return in a manner inconsistent with past practice, surrender any right to claim a material Tax refund, or consent to any waiver or extension of the statute of limitations applicable to any material Tax claim or assessment;

(xiv)       enter into, amend or waive or terminate any collective bargaining agreement or other Contract with a labor union or other employee representative body or works council; or

(xv)        enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

(b)           The Company shall promptly advise the Parent orally and in writing of any change or event that has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 6.2       Access to Information.  From the Agreement Date until the earlier of the Share Acceptance Time and the termination of this Agreement, the Company shall (and shall cause each of its Subsidiaries to) afford to Representatives of the Parent and the Purchaser reasonable access, in a manner not materially disruptive to the operations of the business of the Company and its Subsidiaries, during normal business hours and upon reasonable notice, to the properties, books and records of the Company and its Subsidiaries (whether in the direct possession of the Company or its Subsidiaries or held by its Representatives) and, during such period, shall, and shall cause each of its Subsidiaries to, furnish promptly to such Representatives all information concerning the business, properties and personnel of the Company and its Subsidiaries in each case as may reasonably be requested and necessary to consummate the Transactions (and not to conduct further due diligence or other investigation of the Company); provided, however, that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to the Parent or the Purchaser if such disclosure would, in the reasonable judgment of the Company, (a) violate applicable Law or the provisions of any agreement to which the Company or any of its Subsidiaries is a party (provided that the Company shall use its reasonable best efforts to obtain waivers of any such restrictions) or (b) waive attorney-client privilege.  Promptly after the Agreement Date, the Company shall provide to the Parent a copy of the Company financial advisor’s fairness opinion, a summary of the analysis underlying such fairness opinion and a copy of the relevant portions of the Company financial advisor’s presentation to the Company Board related thereto.  That certain letter agreement, dated January 19, 2016, by and between the Company and the Parent (the “Confidentiality Agreement”) shall apply with respect to information furnished hereunder by or on behalf of the Company or its Subsidiaries.

Section 6.3       Board Recommendation; Acquisition Proposals.

(a)           Subject to Section 6.3(b), 6.3(e) and 6.3(f), the Company and its Subsidiaries will not, and will use reasonable best efforts to cause their respective Representatives not to, directly or indirectly, from the Agreement Date until the Share Acceptance Time or, if earlier, the termination of this Agreement in accordance with ARTICLE VIII (i) initiate, solicit, or knowingly encourage or facilitate, or participate or engage in any negotiations, inquiries or discussions with respect to any Acquisition Proposal, (ii) in connection with any Acquisition Proposal or proposal reasonably likely to lead to an Acquisition Proposal, disclose or furnish any nonpublic information or data to any Person concerning the Company’s business or properties or afford any Person other than the Parent or its Representatives access to its properties, books, or records, except as required by a governmental demand for information, (iii) enter into or execute, or propose to enter into or execute, any agreement relating to an Acquisition Proposal, or (iv) approve, endorse, recommend or make or authorize any statement, recommendation, or solicitation in support of any Acquisition Proposal or any offer or proposal relating to an Acquisition Proposal other than with respect to the Offer, the Merger or the Transactions (other than any confidential statement, recommendation or solicitation by and among the Company, the Company Board and their Representatives); provided, however, that notwithstanding anything to the contrary herein, the Company may refer any third party to this Section 6.3.  The Company will, and will direct its Representatives to, cease immediately and cause to be terminated all discussions and negotiations that commenced prior to the Agreement Date regarding any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal.

(b)           Notwithstanding anything to the contrary contained in this Agreement, if at any time following the Agreement Date and prior to the Share Acceptance Time the Company is contacted by any third party expressing an interest in discussing an Acquisition Proposal or receives an Acquisition Proposal, in each case, that is not the result of the Company having materially breached Section 6.3(a), the Company and the Company Board may participate or engage in negotiations, inquiries or discussions (including, as a part thereof, making any counterproposal) with, or disclose or furnish any nonpublic information and data to, any Person or Persons (but only after any such Person enters into a confidentiality agreement, that is no less restrictive in terms of confidentiality than, the Confidentiality Agreement, with the Company which may not provide for an exclusive right to negotiate with the Company and may not restrict the Company from complying with this Section 6.3(b)) making such contact or making such Acquisition Proposal and their respective Representatives and potential sources of financing, if, and only if, prior to the Share Acceptance Time the Company Board determines in good faith, after consultation with its financial advisors, that such Person or Persons have submitted to the Company an Acquisition Proposal that is, or would reasonably be expected to lead to, a Superior Proposal and the Company Board determines in good faith, after consultation with counsel, that the failure to participate in such negotiations, inquiries or discussions, disclose or furnish such information, would reasonably be expected to violate the fiduciary duties of the Company’s directors under applicable Law.

(c)           The Company will as promptly as reasonably practicable (and in any event within twenty-four (24) hours after receipt) notify the Parent in writing of the receipt by the Company of (i) any Acquisition Proposal or (ii) any request for non-public information relating to the Company or any of its Subsidiaries other than requests for information in the ordinary course of business or, in the good faith judgment of the Company Board, unrelated to an Acquisition Proposal.  The Company shall notify the Parent, in writing, of any decision of the Company Board as to whether to enter into discussions or negotiations with any third parties concerning any Acquisition Proposal or to disclose or furnish nonpublic information with respect to the Company or any of its Subsidiaries to any Person, which notice shall be given as promptly as reasonably practicable after such determination was reached (and in any event no later than twenty-four (24) hours after such determination was reached).  The Company will (i) provide the Parent with written notice setting forth all such information (including the identity of the Person making such Acquisition Proposal) as is reasonably necessary to keep the Parent informed of the status and material terms of any such Acquisition Proposal and of any material amendments thereto, (ii) promptly provide the Parent a copy of all written information provided by or on behalf of such Person in connection with any Acquisition Proposal or provided by or on behalf of the Company or its Representatives to such Person (other than any information which has previously been made available to Parent or its Representatives), and (iii) promptly (and in any event within twenty-four (24) hours of such determination) notify the Parent of any determination by the Company Board that such Acquisition Proposal constitutes a Superior Proposal.  The Company shall not, and shall cause its Subsidiaries not to, enter into any agreement with any Person subsequent to the Agreement Date that would restrict the Company’s ability to provide to Parent the information set forth in clauses (i) and (ii) above, and, if the Company is a party to any agreement that would prohibit the Company from providing such information to Parent, prior to providing non-public information to, or engaging in discussions or negotiations with, the counterparty to such agreement, the Company will obtain approval from the counterparty to such agreement to allow the Company to provide such information to Parent.

(d)           Subject to Section 6.3(e) and 6.3(f), unless and until this Agreement has been terminated in accordance with Section 8.1, neither the Company Board nor any committee thereof shall, directly or indirectly, (i) (w) withdraw, qualify, or modify, or propose to withdraw, qualify or modify (other than in any confidential communication by and among the Company, the Company Board and their Representatives), in a manner adverse to Parent or Purchaser, the Company Board Recommendation, (x) make any public disclosure inconsistent with the Company Board Recommendation, or, fail to reaffirm the Company Board Recommendation following the public announcement of an Acquisition Proposal within two (2) Business Days of a written request by Parent; (y) approve, adopt, or recommend, or propose to approve, adopt, or recommend (other than in any confidential communication by and among the Company, the Company Board and their Representatives), any Acquisition Proposal or (z) in the event of a tender offer or exchange offer for any outstanding Shares, fail to recommend against acceptance of such tender offer or exchange offer by the Company Stockholders within ten (10) Business Days of the commencement thereof (any action described in clauses (w)-(z) being referred to as a “Change of Recommendation”) or (ii) approve or recommend, or publicly propose to approve or recommend, or allow the Company to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar agreement, arrangement, or understanding (x) constituting or related to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal or (y) requiring it to abandon, terminate, or fail to consummate the Transactions.

(e)           Notwithstanding the foregoing, prior to the Share Acceptance Time, the Company Board may, if the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisor (in the case of clause (i) below) that (i) (x) a written Acquisition Proposal received by the Company constitutes a Superior Proposal and (y) the failure to take such action would reasonably be expected to violate the fiduciary duties of the Company’s directors under applicable Law, or (ii) in the absence of an Acquisition Proposal, due to events, facts or developments not known by the Company or, in the Company Board’s estimation, not reasonably likely to occur (or the consequences of which were not known by the Company or, in the Company Board’s estimation, not reasonably likely to occur) as of the Agreement Date (which events, facts or developments do not relate to (A) any Acquisition Proposal, (B) any events, facts or developments relating to the Parent, Purchaser or any of their Affiliates, (C) clearance of the Merger under any applicable Antitrust Laws or (D) the mere fact that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings, or other financial or operating metrics for any period ending on or after the date hereof or changes in the market price or trading value of the Shares or the credit rating for the Company (but not including the underlying cause thereof)), the failure to take such action would reasonably be expected to violate the fiduciary duties of the Company’s directors under applicable Law, (1) make a Change of Recommendation, or (2) in the case of clause (i) above, terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, that the Company shall not terminate this Agreement pursuant to the foregoing clause (2) and any purported termination pursuant to the foregoing clause (2) shall be void and of no force or effect unless, in advance of or concurrently with such termination, the Company (A) pays the Termination Fee as required by Section 8.2, (B) simultaneously with such termination enters into a merger agreement, agreement in principle, acquisition agreement, purchase agreement or other similar agreement relating to an Acquisition Proposal (the “Alternative Acquisition Agreement”) and (C) terminates this Agreement pursuant to Section 8.1(c)(ii); provided, further, that the Company Board may not effect a Change of Recommendation pursuant to the foregoing clause (1), or terminate this Agreement pursuant to the foregoing clause (2) unless (A) the Company shall have provided prior written notice to the Parent at least five (5) calendar days in advance (the “Notice Period”) of its intention to take such action with respect to such Superior Proposal or otherwise make a Change of Recommendation, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party marking such Superior Proposal) or the reasons for such Change of Recommendation in the absence of a Superior Proposal, as the case may be, (B) prior to effecting such Change of Recommendation or terminating this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, the Company shall, and shall direct its financial and legal advisors to, during the Notice Period, negotiate with the Parent in good faith (to the extent the Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement and (C) following the Notice Period (and giving effect to any proposed adjustments to the terms of this Agreement) the Company Board determines in good faith, after consultation with its outside legal counsel (and financial advisor in the case of clause (i) below) that (i) such Acquisition Proposal remains a Superior Proposal or (ii) the failure to make such Change of Recommendation would reasonably be expected to violate the fiduciary duties of the Company’s directors under applicable Law.  In the event of any material revisions to the Superior Proposal or material changes to the facts and circumstances necessitating such Change of Recommendation after the start of the Notice Period, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.3(e) with respect to such new written notice, and the Notice Period shall be deemed to have re-commenced on the date of such new notice, but with respect to any such notices references herein to a period of “five (5) calendar days” shall be deemed references to a period of “three (3) calendar days”.  Any Change of Recommendation shall not change the approval of the Company Board for purposes of causing any state takeover statute or other Law to be inapplicable to the Transactions, including each of the Offer and the Merger.

(f)           Nothing contained in this Section 6.3 or elsewhere in this Agreement shall prohibit the Company or the Company Board from taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder; provided that nothing in this clause (f) shall alter the consequences of a Change of Recommendation.  For the avoidance of doubt, a factually accurate statement that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto shall not, in and of itself, be deemed a Change of Recommendation.

Section 6.4       Employee Benefits.

(a)           From the Effective Time until the first anniversary of the Effective Time, Parent shall or shall cause the Surviving Corporation to provide to each employee of the Company or any of its Subsidiaries who remains in the employment of Parent or Surviving Corporation or their respective Subsidiaries following the Effective Time (the “Continuing Employees”) with (i) a base salary or wage rate and annual cash bonus opportunity that is no less than the base salary or wage rate and annual cash bonus opportunity in effect for each such Continuing Employee immediately preceding the Effective Time and (ii) employee benefits (including severance, vacation, sick, and personal time off benefits, but excluding any equity-based, retention-related or change-in-control related compensation and bonus plans, programs, agreements or arrangements) that are substantially comparable, in the aggregate, to those provided to Continuing Employees immediately preceding the Effective Time; provided, however, that during the period set forth in this subsection (a) Continuing Employees shall be eligible to receive long-term incentive compensation on the same basis as provided to similarly situated employees of the Parent and its Subsidiaries.

(b)           To the extent Parent elects to have Continuing Employees and their eligible dependents participate in its or its Affiliate’s employee benefit plans, program or policies following the Effective Time and subject to applicable Law and the terms of the applicable plan, Parent shall, or shall cause the Surviving Corporation or its subsidiaries to, recognize the prior service with the Company or any of its Subsidiaries, including prior service with predecessor employers where such prior service is recognized by the Company and any of its Subsidiaries as of immediately prior to the Effective Time, of each Continuing Employee for purposes of eligibility to participate, vesting and determination of level of benefits in any employee benefit plans, programs or policies of Parent or its Affiliates in which Continuing Employees are eligible to participate (but not (A) for purposes of vesting in stock options and other equity awards, (B) for the purposes of benefit accruals under any defined benefit pension plan or (C) to the extent that such recognition would result in duplication of benefits).

(c)           Subject to applicable Law and the terms of the applicable plan,  from and after the Effective Time, Parent shall, or shall cause the Surviving Corporation or its subsidiaries to, cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its Affiliates to be waived with respect to Continuing Employees and their eligible dependents to the extent such Continuing Employees and their eligible dependents were not subject to such preexisting conditions and limitations and eligibility waiting periods under the comparable Benefit Plans as of the time immediately preceding the Effective Time.

(d)           From the date of this Agreement until the Effective Time, the Company and its Subsidiaries shall, following consultation with Parent, use their reasonable best efforts to satisfy all notice, consultation and consent requirements with respect to the employees of the Company and its Subsidiaries under applicable Law, or the terms of any collective bargaining agreement or other Contract with a labor union or other employee representative body or works council.

(e)           Nothing in this Section 6.4 will (i) be treated as an amendment of, or undertaking to establish, amend or modify any benefit plan, including any Benefit Plan or (ii) limit or prohibit Parent or any of its Affiliates, including the Surviving Corporation, from amending or terminating any employee benefit plan, including any Benefit Plan.  The provisions of this Section 6.4 are solely for the benefit of the respective parties to this Agreement, and no provision of this Agreement, express or implied, shall confer upon any other Person any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement or otherwise.

Section 6.5       Publicity.  The initial press release by each of the Parent and the Company with respect to the execution of this Agreement shall be acceptable to the Parent and the Company.  Neither the Company nor the Parent (nor any of their respective Affiliates) shall issue any other press release or make any other public announcement with respect to this Agreement or the Transactions without the prior agreement of the other party, except as may be required by Law or by any Securities Exchange Rule, in which case the party proposing to issue such press release or make such public announcement shall use reasonable best efforts to consult in good faith with the other party before making any such public announcements; provided that the Company will no longer be required to obtain the prior agreement of or consult with the Parent in connection with any such press release or public announcement if the Company Board has made a Change of Recommendation or in connection with any such press release or public announcement pursuant to Section 6.3(e), provided, that the Company, in all such events, shall provide Parent with a copy of any such press release or public announcement a reasonable time in advance of public dissemination.

Section 6.6       Directors’ and Officers’ Insurance and Indemnification.

(a)           From and after the Effective Time, the Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless the individuals who at any time prior to the Effective Time were directors or officers of the Company or any of its present or former Subsidiaries or corporate parents (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities in connection with actions or omissions occurring at or prior to the Effective Time (including the Transactions) to the fullest extent that the Surviving Corporation is permitted by Law, and the Parent shall, and shall cause the Surviving Corporation to, promptly advance expenses as incurred to the fullest extent that the Surviving Corporation is permitted by Law.  The certificate of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification and advancement of expenses set forth in the certificate of incorporation and bylaws of the Company as amended, restated and in effect on the Agreement Date, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by Law.

(b)           Without limiting any of the obligations under paragraph (a) of this Section 6.6, from and after the Effective Time, the Surviving Corporation shall keep in full force and effect, and comply with the terms and conditions of, any agreement in effect as of the Agreement Date between or among the Company or any of its Subsidiaries and any Indemnified Party providing for the indemnification of such Indemnified Party.

(c)           The Parent shall cause to be maintained in effect for not less than six (6) years from the Effective Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and the Company’s Subsidiaries for the Indemnified Parties and any other employees, agents or other individuals otherwise covered by such insurance policies prior to the Effective Time (collectively, the “Insured Parties”) with respect to matters occurring at or prior to the Effective Time (including the Transactions), so long as the annual premium therefore would not be in excess of two hundred and fifty percent (250%) of the last annual premium paid prior to the Effective Time (the “Maximum Premium”).  Notwithstanding anything to the contrary in this Agreement, the Company may, prior to the Effective Time, purchase a so-called “Reporting Tail Endorsement” with an annual premium not in excess of the Maximum Premium, in which case, provided that the Parent causes the Surviving Corporation to maintain such Reporting Tail Endorsement in full force and effect for not less than six (6) years from the Effective Time, the Parent shall be relieved from its other obligations under this Section 6.6.

(d)           This Section 6.6 is intended to benefit the Insured Parties and the Indemnified Parties, and shall be binding on all successors and assigns of the Parent, the Purchaser, the Company and the Surviving Corporation.  The Parent hereby guarantees the payment and performance by the Surviving Corporation of the indemnification and other obligations pursuant to this Section 6.6 and the certificate of incorporation and bylaws of the Surviving Corporation.

(e)           After the Effective Time, the Parent guarantees the full performance of the Surviving Corporation of its covenants and obligations set forth in this Section 6.6.

Section 6.7       Reasonable Best Efforts.

(a)           Notwithstanding anything in this Agreement to the contrary, the parties hereto agree to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and to make all other filings required by applicable foreign Antitrust Laws with respect to the Transactions as promptly as practicable and in any event prior to the expiration of any applicable legal deadline (provided that the filing of a Notification and Report Form pursuant to the HSR Act will be made within ten (10) Business Days after the Agreement Date) and to supply as promptly as practicable any additional information and documentary material that may be required pursuant to the HSR Act or any other Antitrust Law.  The parties shall also consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any such Antitrust Laws.  Without limiting the foregoing, the parties hereto agree (i) to give each other reasonable advance notice of all meetings with any Governmental Entity relating to any Antitrust Laws, (ii) to the extent practicable, to give each other reasonable advance notice of all substantive oral communications with any Governmental Entity relating to any Antitrust Laws, (iii) if any Governmental Entity initiates a substantive oral communication regarding any Antitrust Laws, to promptly notify the other party of such communication, and (iv) to provide each other with copies of all written communications from any Governmental Entity relating to any Antitrust Laws.  Any such disclosures or provision of copies by one party to the other may be made on an outside counsel basis if appropriate.  Notwithstanding anything in this Agreement to the contrary, the Parent agrees, and shall cause each of its Subsidiaries and Affiliates, to use reasonable best efforts to take any and all actions necessary to obtain any consents, clearances or approvals required under or in connection with Antitrust Laws, and to enable all waiting periods under applicable Antitrust Laws to expire, and to use reasonable best efforts to avoid or eliminate each and every impediment under applicable Antitrust Laws asserted by any Governmental Entity, in each case, to cause the Transactions to occur prior to the End Date, including but not limited to (x) promptly complying with or modifying any requests for additional information (including any second request) by any Governmental Entity, and (y) contesting, defending and appealing any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of any party hereto to consummate the Transactions and taking any and all other actions to prevent the entry, enactment or promulgation thereof.  Notwithstanding anything to the contrary in this Section 6.7(a), in no event shall Parent or the Purchaser be required to offer, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture, license or other disposition of any of the capital stock, assets, rights, products or businesses of the Parent and its Subsidiaries.  Each party shall bear its own expenses and costs incurred in connection with any HSR Act filings or other such competition filings and submissions which may be required by such party for the consummation of the Transactions pursuant to this Agreement.

(b)           Subject to the terms hereof, and except with regard to the Antitrust Laws which shall be governed by Section 6.7(a), the Company, the Parent and the Purchaser shall, and the Parent and the Company shall cause their respective Subsidiaries and Affiliates to, each use their reasonable best efforts to:

(i)           take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Transactions as promptly as reasonably practicable;

(ii)          obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders and send any notices, in each case, which are required to be obtained, made or sent by the Company or the Parent or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions; provided that in connection therewith none of the Company or its Subsidiaries will be required to (nor, without the prior written consent of the Parent, will) make or agree to make any payment or accept any material conditions or obligations, including amendments to existing conditions and obligations;

(iii)         as promptly as practicable, make all necessary filings and notifications, and thereafter make any other submissions and applications with respect to this Agreement and the Transactions required under any applicable statute, law, rule or regulation; and

(iv)         execute or deliver any additional instruments necessary to consummate the Transactions, or to fully carry out the purposes of this Agreement.

The Company and the Parent shall cooperate with each other in connection with the making of all such filings, submissions, applications and requests.  The Company and the Parent shall each use their reasonable best efforts to furnish to each other (on an outside counsel basis if appropriate) all information required for any filing, submission, application or request to be made pursuant to the rules and regulations of any applicable statute, law, rule or regulation in connection with the Transactions.  For the avoidance of doubt, the Parent and the Company agree that nothing contained in this Section 6.7(a) shall modify, limit or otherwise affect their respective rights and responsibilities under Section 6.7(a).

Section 6.8       Section 16 Matters.  Prior to the Share Acceptance Time, the Company Board, or an appropriate committee of non-employee directors, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition of equity securities of the Company pursuant to this Agreement by any officer or director of the Company who is a covered person for purposes of Section 16 of the Exchange Act shall be an exempt transaction for purposes of Section 16 of the Exchange Act.

Section 6.9       Tax Matters.  Except as otherwise provided herein, all real and personal property, transfer, documentary, sales, use registration, value added, stamp duty and other similar Taxes incurred in connection with the Transactions shall be borne by the Parent.  For the avoidance of doubt, transfer Taxes shall not include any Taxes measured in whole or in part by net income.

Section 6.10       Obligations of the Purchaser.  The Parent shall cause the Purchaser to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms and conditions set forth in this Agreement.  The Parent hereby guarantees the payment by the Purchaser of any amounts payable by the Purchaser pursuant to the Offer or otherwise pursuant to this Agreement.

Section 6.11       Delisting.  The Company agrees to cause to be taken all actions necessary to (a) delist the Company Common Stock from Nasdaq and (b) to terminate the registration of the Company Common Stock under the Exchange Act; provided that such delisting or termination shall not be effective until after the Effective Time.  The Parent will use all reasonable best efforts to cause the Surviving Corporation to file with the SEC (a) a Form 25 on the date of the Closing and (b) a Form 15 on the first Business Day that is at least ten (10) days after the date the Form 25 is filed (such period between the Form 25 filing date and the Form 15 filing date, the “Delisting Period”).  If the Surviving Corporation is reasonably likely to be required to file any reports pursuant to the Exchange Act during the Delisting Period, the Company will deliver to the Parent at least five (5) Business Days prior to the Closing a substantially final draft of any such reports reasonably likely to be required to be filed during the Delisting Period (“Post-Closing SEC Reports”).  The Post-Closing SEC Reports provided by the Company pursuant to this Section 6.11 will (i) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and (ii) comply in all material respects with the provisions of applicable Laws.

Section 6.12       401(k).  Except with the prior written consent of the Parent, during the period from the Agreement Date to the Effective Time, the Company shall not (a) make any discretionary contribution to the Company’s 401(k) plan, other than employer matching contributions at the rate in effect immediately prior to the Agreement Date, or (b) make any required contribution to the Company’s 401(k) plan in Shares.  If requested by the Parent in writing at least ten (10) days prior to the scheduled Expiration Date, the Company shall terminate the Company’s 401(k) plan immediately prior to the Effective Time.

Section 6.13       Rule 14d-10 Matters.  Prior to the Agreement Date, the Company (acting through the Compensation Committee of the Company Board) has taken all such steps as may be required to cause any and all employment compensation, severance and employee benefit agreements and arrangements entered into by the Company or its Subsidiaries or contemplated hereby with any of their respective officers, directors or employees to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d−10(d)(1) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d−10(d) under the Exchange Act.  The Company has provided Parent with copies of all such actions.

Section 6.14       No Control of Other Party’s Business.  Nothing contained in this Agreement is intended to give the Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Share Acceptance Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct the Parent’s or its Subsidiaries’ operations.  Prior to the Effective Time, each of the Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.15       Operations of the Purchaser.  Prior to the Effective Time, the Purchaser shall not engage in any other business activities and shall not have incurred any liabilities or obligations other than as contemplated herein.

Section 6.16       Ownership of Shares.  Prior to the Share Acceptance Time, none of the Parent or the Purchaser or any wholly owned Subsidiaries of their ultimate parent shall acquire any Shares except pursuant to this Agreement.

Section 6.17       Treatment of Convertible Notes.

(a)           The Company, the Surviving Corporation and Parent will take all necessary action to execute and deliver supplemental indentures to the Trustee (as defined in the Indenture, dated as of December 15, 2010 (the “Base Indenture”), between the Company and Wilmington Trust, National Association, as amended and supplemented by the first supplemental indenture, dated December 15, 2010 (the “2017 Indenture”), between the Company and Wilmington Trust, National Association, as further amended and supplemented by the Second Supplemental Indenture, dated as of May 13, 2015 (the “2021 Indenture”), between the Company and Wilmington Trust, National Association (the Base Indenture, as amended and supplemented by the 2017 Indenture and the 2021 Indenture, the “Indenture”)) prior to the Effective Time with respect to each of the 2017 Convertible Notes and the 2021 Convertible Notes, respectively, to provide, among other things, that at and after the Effective Time, the right to convert the Convertible Notes shall be changed into a right to convert each $1,000 principal amount of Convertible Notes into cash in an amount equal to the Conversion Rate (as defined in each of the 2017 Indenture and 2021 Indenture, as applicable) in effect on the relevant Conversion Date (as defined in each of the 2017 Indenture and the 2021 Indenture, as applicable), multiplied by the Offer Price in accordance with Section 4.06 of each of the 2017 Indenture and the 2021 Indenture.  As promptly as practicable following the date of this Agreement and otherwise as reasonably requested by Parent, the Company will provide Parent with the position listing of the Convertible Notes, including the number of record holders. In addition, (1) the Company will provide notice of the anticipated effective date of the Fundamental Change (as defined in each of the 2017 Indenture and the 2021 Indenture) and the Merger (and such other matters as may be required or permitted under the Indenture) to holders of the Convertible Notes and the trustee, paying agent and conversion agent of the Convertible Notes promptly after the date of this Agreement and in any event within one (1) Business Day of the date hereof and file such notice with the SEC as a pre-commencement communication under Schedule TO and make such notice available on the Company’s website pursuant to Section 4.01(b) and Section 4.09 of each of the 2017 Indenture and the 2021 Indenture and (2) prior to the Effective Time, the Company and Surviving Corporation will take all such other actions as may be required in accordance with, and subject to, the terms of the Indenture including delivery of any supplemental indentures, legal opinions, officers’ certificates or other documents or instruments required to comply with the Indenture.  Prior to taking any of the foregoing actions, the Company shall consult with and reasonably cooperate with Parent with respect to the action and the intended manner and form thereof.  Parent shall be given a reasonable opportunity to review any notice, announcement, certificate or legal opinion before such document is provided to the trustee under the Indenture, and the Company shall give reasonable and good faith consideration to any comments made by Parent.  The Company will not make any settlement election under or make any change to the terms of the Indenture without the prior written consent of Parent.

(b)           The Company shall, and the Company shall cause its Subsidiaries to, each use their reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with Parent and Purchaser in doing, all things necessary, proper or advisable with respect to the Convertible Notes and as promptly as practicable, make all filings and notifications as reasonably requested by Parent or Purchaser, and execute or deliver any additional instruments with respect to the Convertible Notes as reasonably requested by Parent or Purchaser; provided, however, consummation of any amendments to the Indenture or the Convertible Notes made pursuant to the foregoing provision will not be effective prior to the Effective Time and in the event of the termination of this Agreement pursuant to ARTICLE VIII, Parent will reimburse the Company for any reasonable expenses with respect to the foregoing obligations.

ARTICLE VII

CONDITIONS

Section 7.1       Conditions to Each Party’s Obligation to Effect the Merger.  The obligations of the Company, on the one hand, and the Parent and the Purchaser, on the other hand, to consummate the Merger are subject to the satisfaction (or waiver by the Company, the Parent and the Purchaser, if permissible under Law) of the following conditions:

(a)           no Governmental Entity having jurisdiction over the Company, the Parent or the Purchaser shall have enacted or issued any Law or Order or taken any other action enjoining or otherwise prohibiting consummation of the Merger on the terms contemplated by this Agreement; and

(b)           the Purchaser (or the Parent on the Purchaser’s behalf) shall have accepted for payment and paid for all of the Shares validly tendered pursuant to the Offer and not properly withdrawn, provided, however, that this Section 7.1(b) shall not be a condition to the obligation of the Parent or the Purchaser to consummate the Merger if the failure to satisfy such condition shall arise from the Parent’s or the Purchaser’s breach of any provision of this Agreement.

Section 7.2       Frustration of Closing Conditions.  None of the Company, the Parent or the Purchaser may rely on the failure of any condition set forth in Section 7.1 to be satisfied if such failure was caused by such party’s failure to act in good faith or use its reasonable best efforts to consummate the Transactions, as required by and subject to Section 6.7.

ARTICLE VIII

TERMINATION

Section 8.1       Termination.  Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Offer, Merger and the other Transactions contemplated herein may be abandoned at any time prior to the Share Acceptance Time:

(a)           by the mutual written consent of the Company and the Parent;

(b)           by either the Company or the Parent:

(i)           if as a result of the failure of any of the Offer Conditions, the Offer shall have terminated or expired in accordance with its terms (including after giving effect to any extensions) without the Purchaser having purchased any shares of Company Common Stock pursuant to the Offer on or prior to January 31, 2017 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose material breach of this Agreement has been the cause of, or resulted in, the failure of such conditions to be satisfied on or prior to such date; or

(ii)          if any Governmental Entity having jurisdiction over the Company, the Parent or the Purchaser shall have enacted or issued any Law or Order or taken any other material action, in each case such that the condition set forth in Section 7.1(a) would not be satisfied.

(c)           by the Company:

(i)           prior to the acceptance of Shares for payment pursuant to the Offer, upon a breach of any covenant or agreement on the part of the Parent or the Purchaser, or if any representation or warranty of the Parent or the Purchaser shall be untrue, which breach or failure to be true would reasonably be expected to have a Parent Material Adverse Effect; provided, however, that if such breach or inaccuracy is capable of being cured prior to the earlier of (x) the End Date and (y) the date that is twenty (20) Business Days from the date the Parent is notified in writing by the Company of such breach or inaccuracy, the Company may not terminate the Agreement pursuant to this Section 8.1(c)(i) (1) prior to such date if the Parent and the Purchaser are taking reasonable best efforts to cure such breach or inaccuracy and (2) following such date if such breach or inaccuracy is cured at or prior to such date; provided further that the right to terminate this Agreement under this Section 8.1(c)(i) shall not be available to the Company if it has failed to perform in any material respect any of its obligations under or in connection with this Agreement;

(ii)          prior to the acceptance of Shares for payment pursuant to the Offer, in order to accept a Superior Proposal in compliance with Section 6.3(e); or

(iii)         if, for any reason, (x) the Purchaser shall have failed to commence the Offer by 5:30 p.m. Eastern Time on the date that is five (5) Business Days after the date set forth in Section 1.1(a), provided, that the Company may not terminate this Agreement pursuant to this Section 8.1(c)(iii) (x) if such failure to commence the Offer has resulted from the breach of Section 1.2 or Section 6.2 by the Company, (y) the Purchaser terminates or makes any change to the Offer in breach of the terms of this Agreement or (z) the Purchaser shall have breached its obligations to accept for purchase all Shares validly tendered and not properly withdrawn as of the Initial Expiration Date or any subsequent Expiration Date established in accordance with the terms of this Agreement.

(d)           By the Parent or the Purchaser:

(i)           upon a breach of any covenant or agreement on the part of the Company, or if any representation or warranty of the Company shall be untrue, in any case such that an Offer Condition would not be satisfied; provided, however, that if such breach or inaccuracy is capable of being cured prior to the earlier of (x) the End Date and (y) the date that is twenty (20) Business Days from the date the Company is notified in writing by the Parent of such breach or inaccuracy, the Parent and the Purchaser may not terminate the Agreement pursuant to this Section 8.1(d)(i) (1) prior to such date if the Company is taking reasonable best efforts to cure such breach or inaccuracy and (2) following such date if such breach or inaccuracy is cured at or prior to such date; provided further that the right to terminate this Agreement under this Section 8.1(d)(i) shall not be available to the Parent or the Purchaser if either of them has failed to perform in any material respect any of its obligations under or in connection with this Agreement; or

(ii)          if, prior to the acceptance of Shares for payment pursuant to the Offer, the Company Board shall have made a Change of Recommendation.

Section 8.2       Effect of Termination.

(a)           In the event of the termination of this Agreement in accordance with Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made and a reasonably detailed description of the basis therefor, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of the Parent, the Purchaser or the Company or their respective directors, officers, employees, stockholders, Representatives, agents or advisors other than, with respect to the Parent, the Purchaser and the Company, the obligations pursuant to this Section 8.2, and ARTICLE IX, the last sentence of Section 6.2 and Section 6.5; provided, however, that except as set forth in Section 8.2(b) nothing contained in this Section 8.2 shall relieve the Parent, the Purchaser or the Company from liability for fraud or intentional and material breach of their respective covenants and agreements set forth in this Agreement.

(b)           If

(i)           this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii),

(ii)          this Agreement is terminated by the Parent pursuant to Section 8.1(d)(ii),

(iii)         this Agreement is terminated by the Parent pursuant to Section 8.1(b)(i) following a knowing, material breach by the Company or its Subsidiaries or Representatives of Section 6.3, or

(iv)         (x) this Agreement is terminated by (A) the Company or Parent pursuant to Section 8.1(b)(i) (but only if at such time the Parent would not be prohibited from terminating this Agreement by the proviso in Section 8.1(b)(i)) but only as a result of the failure of the Minimum Condition or the Offer Conditions set forth in clauses (c)(ii), (c)(iii) or (c)(v) of Annex I, or (B) by the Parent or the Purchaser pursuant to Section 8.1(d)(i), (y) there has been publicly disclosed after the Agreement Date and prior to the date of termination of this Agreement an Acquisition Proposal that remains outstanding and not withdrawn as of the date of termination of this Agreement, and (z) within twelve (12) months after such termination of this Agreement, the Company enters into a definitive agreement with respect to a Qualifying Transaction or consummates a Qualifying Transaction (in each case regardless of whether the Qualifying Transaction is the Acquisition Proposal referred to in clause (y)), then the Company shall pay to the Parent a termination fee of $27,500,000 in cash (the “Termination Fee”),

(A)           concurrently with any termination pursuant to Section 8.1(c)(ii),

(B)           within one (1) Business Day after termination pursuant to Section 8.1(d)(ii) or pursuant to Section 8.1(b)(i) if Parent is entitled to the Termination Fee under Section 8.2(b)(iii), and

(C)           within one (1) Business Day after the Company executes and delivers a definitive agreement with respect to (or, if earlier, consummates) a Qualifying Transaction as set forth in Section 8.2(b)(iv);

it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion.  Upon payment of the Termination Fee pursuant Section 8.2(b)(i), the Company shall have no further liability to the Parent or the Purchaser and such payment shall be the sole and exclusive remedy of Parent and the Purchaser for any loss with respect to this Agreement or the Transaction, provided that nothing herein shall release the Company from liability for intentional and material breach of this Agreement or fraud.  All payments contemplated by this Section 8.2(b) shall be made by wire transfer of immediately available funds to an account designated by the Parent and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of Taxes.  If the Company fails to promptly make any payment required under this Section 8.2(b) and the Parent commences a suit to collect such payment, the Company shall indemnify the Parent for its fees and expenses (including attorneys fees and expenses) incurred in connection with such suit and shall pay interest on the amount of the payment at the prime rate of Bank of America (or its successors or assigns) in effect on the date the payment was payable pursuant to this Section 8.2(b).

ARTICLE IX

MISCELLANEOUS

Section 9.1       Amendment and Modification.  Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, by written agreement of the parties hereto, at any time prior to the date of the Closing with respect to any of the terms contained herein; provided, however, that after the Share Acceptance Time, no amendment will be made that decreases the Merger Consideration.

Section 9.2       Non-Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement.  This Section 9.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time.

Section 9.3       Notices.  All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by confirmed facsimile transmission, electronic mail transmission or by certified or registered mail (return receipt requested and first class postage prepaid), addressed as follows:

(a)           if to the Parent or the Purchaser, to:

c/o Medtronic
710 Medtronic Parkway
Minneapolis, MN 55432-5604
Attention:	Vice President – Corporate Development
Telephone:	(763) 505-3003
Facsimile:	(763) 367-1604
E-Mail:  chris.cleary@medtronic.com

and

c/o Medtronic
15 Hampshire Street
Mansfield, MA 02048
Attention:	Vice President – Chief Mergers and Acquisitions
Counsel
Telephone:	(508) 261-8044
Facsimile:	(508) 261-8544
E-Mail:  matthew.j.nicolella@medtronic.com

with a copy (which shall not constitute notice) to

Ropes & Gray LLP
800 Boylston Street
Boston, MA 02110
Facsimile:	(617) 951-7050
Attention:	Christopher D. Comeau
Paul M. Kinsella
E-Mail:	Christopher.Comeau@ropesgray.com;
Paul.Kinsella@ropesgray.com.

(b)           if to the Company, to:

HeartWare International, Inc.
500 Old Connecticut Path
Framingham, MA 01701-9999
Attention:  CEO
Telephone: (508) 739-0840
Facsimile: (508) 739-0948
Email: dgodshall@heartware.com

with copies (which shall not constitute notice) to:

HeartWare International, Inc.
500 Old Connecticut Path
Framingham, MA 01701-9999
Attention:  General Counsel
Telephone: (508) 739-0873
Facsimile: (508) 739-0948
Email: lknopf@heartware.com

Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022
Attention:	Clare O’Brien
Robert M. Katz
Facsimile:	(212) 848-7179
Email:	cobrien@shearman.com
rkatz@shearman.com

or to such other address or facsimile number for a party as shall be specified in a notice given in accordance with this section; provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 P.M. (addressee’s local time) shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day; provided further that notice of any change to the address or any of the other details specified in or pursuant to this section shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this section.  Nothing in this section shall be deemed to constitute consent to the manner or address for service of process in connection with any legal proceeding, including litigation arising out of or in connection with this Agreement.

Section 9.4       Certain Definitions.  As used herein, the following terms have the following meanings:

“Acquisition Proposal” means any offer or proposal made by any Person or Persons other than the Parent, the Purchaser or any Affiliate thereof to acquire, other than as contemplated by this Agreement, (x) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of 20% or more of the Shares pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer or exchange offer or similar transaction or series of related transactions involving the Company or (y) 20% or more of the assets of the Company and its Subsidiaries, taken as a whole.

“Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

“Agreement” has the meaning set forth in the Preamble.

“Agreement Date” has the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” has the meaning set forth in Section 6.3(e) herein.

“Antitrust Laws” means the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition.

“Assignee” has the meaning set forth in Section 9.13 herein.

“Balance Sheet Date” has the meaning set forth in Section 4.5(a) herein.

“Base Indenture” has the meaning set forth in Section 6.17 herein.

“Benefit Plan” means any of the following, whether written or unwritten, and whether or not subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), if (i) currently maintained, contributed (or required to be contributed) to, or sponsored by the Company or any of its Subsidiaries, or to which the Company or any of its Subsidiaries is a party, and pursuant to which any Covered Employee, or any beneficiary or dependent thereof, has any present or future right to benefits or (ii) pursuant to which the Company or any of its Subsidiaries has any present or future liability (contingent or otherwise):  (A) any “plan” as defined in Section 3(3) of ERISA; (B) any stock bonus, stock option, stock purchase, restricted stock, restricted stock unit, stock appreciation right, or any other equity incentive or equity-based plan, policy, program, agreement or arrangement; (C) any employment, individual consulting, compensation, profit-sharing, incentive, bonus, deferred compensation, welfare benefit, death benefit, cafeteria, medical, retiree medical or life insurance, retirement, supplemental retirement, termination, salary continuation, severance, paid time off, change in control, or material fringe benefit plan, policy, program, agreement or arrangement; and (D) any other material benefit plan, policy, program, agreement or arrangement.

“Book Entry Shares” has the meaning set forth in Section 3.1(c) herein.

“Business Day” means a day other than a Saturday, a Sunday or another day on which commercial banking institutions in Boston, Massachusetts are authorized by Law to be closed.

“Capitalization Date” has the meaning set forth in Section 4.2(a) herein.

“CERCLA” has the meaning set forth in Section 4.15(a) herein.

“Certificate of Merger” has the meaning set forth in Section 2.2 herein.

“Certificates” has the meaning set forth in Section 3.1(c) herein.

“Change of Recommendation” has the meaning set forth in Section 6.3(d) herein.

“Closing” has the meaning set forth in Section 2.2 herein.

“Company” has the meaning set forth in the Preamble.

“Company Balance Sheet” shall mean the balance of the Company as of the Balance Sheet Date, which is included in the Company’s Report on Form 10-Q filed with the SEC for the fiscal quarter ended on the Balance Sheet Date.

“Company Board” has the meaning set forth in Recital C herein.

“Company Board Recommendation” has the meaning set forth in Recital C herein.

“Company Bylaws” has the meaning set forth in Section 4.1 herein.

“Company Charter” has the meaning set forth in Section 2.1(b) herein.

“Company Common Stock” has the meaning set forth in Recital B herein.

“Company Disclosure Documents” means the Schedule 14D-9 and each other document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company Stockholders in connection with the Transactions.

“Company Disclosure Schedule” has the meaning set forth in ARTICLE IV herein.

“Company Equity Plans” means the Company’s 2012 Incentive Award Plan, as amended, the Company’s 2008 Stock Incentive Plan, the Company’s Employee Stock Option Plan, the Company’s Restricted Stock Unit Plan, 2007 Non-plan Stock Options and the CircuLite, Inc. 2004 Stock Option Plan.

“Company Material Adverse Effect” means, any event, circumstance, change or effect that has a material adverse change in, or material adverse effect on, the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that any change or effect resulting from (i) the industries and markets in which the Company and its Subsidiaries operate, (ii) the United States or the global economy or (iii) the United States financial or securities markets shall be excluded from the determination of Company Material Adverse Effect, in the case of clauses (i), (ii) and (iii), to the extent they have not had, or would reasonably be expected not to have, a materially disproportionate effect on the Company and its Subsidiaries relative to other companies in the same industry as the Company; and provided further that any change or effect resulting from the following, shall not constitute, and shall not be considered in determining whether there has occurred, a Company Material Adverse Effect:  (1) the execution or the announcement of this Agreement (except to the extent that such change or effect was the result of a breach of Section 4.4(a)), (2) natural disasters, acts of war, terrorism or sabotage, military actions or the escalation thereof or other force majeure events, to the extent they have not had, or would reasonably be expected not to have, a materially disproportionate effect on the Company and its Subsidiaries relative to other companies in the same industry as the Company, (3) changes in GAAP or changes in the interpretation of GAAP, or changes in the accounting rules and regulations of the SEC, (4) any enactment or other action required by Law, required by this Agreement or taken at the request of the Parent or the Purchaser, (5) any litigation brought or threatened by stockholders of either the Parent or the Company (whether on behalf of the Company, the Parent or otherwise) asserting allegations of breach of fiduciary duty relating to this Agreement or violations of securities Laws in connection with the Company Disclosure Documents, (6) any changes in Law or interpretations thereof (including any health reform statutes, rules or regulations or interpretations thereof), (7) any action required to comply with the rules and regulations of the SEC or the SEC comment process, in each case, in connection with any Company Disclosure Document, (8) any decrease in the market price or trading volume of Company Common Stock (but not the underlying cause of such decrease), (9) any failure by the Company to meet any projections, forecasts or revenue or earnings predictions, or any predictions or expectations of the Company or of any securities analysts (but not the underlying cause of such failure), or (10) any fluctuations in foreign currency exchange rates.

“Company’s Knowledge” or “Knowledge of the Company” means such facts and other information that as of the date of determination are actually known to the individuals set forth on Section 4.8 of the Company Disclosure Schedule.

“Company Option” has the meaning set forth in Section 3.4(b) herein.

“Company Restricted Stock Unit” has the meaning set forth in Section 3.4(c) herein.

“Company SEC Reports” has the meaning set forth in Section 4.5(a) herein.

“Company Stockholder” has the meaning set forth in Recital C herein.

“Confidentiality Agreement” has the meaning set forth in Section 6.2 herein.

“Consideration Fund” has the meaning set forth in Section 3.2(a) herein.

“Continuing Employees” has the meaning set forth in Section 6.4(a) herein.

“Contract” means any note, bond, mortgage, indenture, lease, license, contract, agreement or other obligation, whether written or oral.

“Convertible Notes” means the Company’s 3.50% convertible senior notes due December 15, 2017 and the Company’s 1.75% convertible senior notes due December 15, 2021.

“Covered Employee” means each current, retired or former employee, officer or director (whether or not an employee) of, or contractor, consultant, or other service provider (whether or not an employee) to, the Company or any of its Subsidiaries.

“Delisting Period” has the meaning set forth in Section 6.11 herein.

“DGCL” has the meaning set forth in Recital B herein.

“Dissenting Shares” has the meaning set forth in Section 3.3(a) herein.

“Effective Time” has the meaning set forth in Section 2.2 herein.

“End Date” has the meaning set forth in Section 8.1(b)(i) herein.

“Environmental Laws” means any applicable Federal, state or local Laws, in each case as amended and in effect in the jurisdiction in which the applicable site or premises are located, pertaining to the protection of the environment, or, as such relates to exposure to or the handling of hazardous substances, health and safety, including without limitation, the following statutes and all regulations promulgated thereunder:  the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq. (“CERCLA”); the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Federal Clean Air Act, 42 U.S.C. § 7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Toxic Substance Control Act, 15 U.S.C. § 2601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 1801 et seq.; the Atomic Energy Act, 42 U.S.C. § 2014 et seq.; any state or local statute of analogous effect.

“ERISA” has the meaning set forth in Section 9.4 herein.

“ERISA Affiliate” has the meaning set forth in Section 4.9(b) herein.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expiration Date” means the Initial Expiration Date, or such later time and date to which the Offer has been extended in accordance with Section 1.1(b).

“FDCA” has the meaning set forth in Section 4.18(a) herein.

“GAAP” means generally accepted accounting principles in the United States.

“Good Manufacturing Practices” has the meaning set forth in Section 4.18(a) herein.

“Governmental Entity” any body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including any arbitral tribunal.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Parties” has the meaning set forth in Section 6.6(a) herein.

“Indenture” has the meaning set forth in Section 6.17 herein.

“Initial Expiration Date” has the meaning set forth in Section 1.1(d) herein.

“Insured Parties” has the meaning set forth in Section 6.6(c) herein.

“Intellectual Property” means rights in patents, patent applications, inventions, invention disclosures, trademarks (whether registered or not), trademark applications, service mark registrations and service mark applications, trade names, trade dress, logos, slogans, uniform resource locators, Internet domain names, Internet domain name applications, corporate names, registered copyrighted works and unregistered copyrightable works (including proprietary software, works of authorship, and other copyrightable works), technology, trade secrets, know-how, formulae, processes, methods, designs and other intellectual property and proprietary rights.

“IRS” has the meaning set forth in Section 4.9(c) herein.

“Knowledge of the Parent” has the meaning set forth in Section 5.9 herein.

“Law” means any applicable federal, state, local, or foreign law, statute, rule, regulation, final and enforceable ordinance or Order of any Governmental Entity.

“License-In Contracts” has the meaning set forth in Section 4.12(b) herein.

“License-Out Contracts” has the meaning set forth in Section 4.12(b) herein.

“Material Contract” has the meaning set forth in Section 4.8 herein.

“Maximum Premium” has the meaning set forth in Section 6.6(c) herein.

“Medical Device” has the meaning set forth in Section 4.18(d) herein.

“Merger” has the meaning set forth in Recital B herein.

“Merger Consideration” has the meaning set forth in Section 3.1(c) herein.

“Minimum Condition” means the condition that there shall have been validly tendered pursuant to the Offer and not validly withdrawn prior to the Expiration Date a number of shares of Company Common Stock that when added to the shares of Company Common Stock already owned by the Parent or the Purchaser or any wholly owned Subsidiaries of their ultimate parent shall constitute a majority of the then outstanding shares of Company Common Stock.

“Nasdaq” means the The NASDAQ Stock Market LLC.

“Notice Period” has the meaning set forth in Section 6.3(e) herein.

“Offer” has the meaning set forth in Recital B herein.

“Offer Conditions” has the meaning set forth in Section 1.1(b) herein.

“Offer Documents” has the meaning set forth in Section 1.1(g) herein.

“Offer Price” has the meaning set forth in Recital B herein.

“Offer to Purchase” has the meaning set forth in Section 1.1(c) herein.

“Order” order, injunction, judgment, decree or ruling enacted, adopted, promulgated or applied by a Governmental Entity or arbitrator.

“Parent” has the meaning set forth in the Preamble.

“Purchaser Assignee” has the meaning set forth in Section 9.13.

“Parent Disclosure Schedule” has the meaning set forth in ARTICLE V herein.

“Parent Material Adverse Effect” means any material adverse change in, or material adverse effect on, the ability of the Parent or the Purchaser to consummate the Transactions, including any such change or effect that prevents, materially delays or materially impedes the Parent’s or the Purchaser’s ability to consummate the Transactions.

“Parent’s Knowledge” has the meaning set forth in Section 5.9 herein.

“Paying Agent” has the meaning set forth in Section 3.2(a) herein.

“Permits” has the meaning set forth in Section 4.11(a) herein.

“Person” has the meaning set forth in Section 3.2(b) herein.

“Post-Closing SEC Reports” has the meaning set forth in Section 6.11 herein.

“Prohibited Payment” has the meaning set forth in Section 4.11(b) herein.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Assignee” has the meaning set forth in Section 9.13.

“Qualifying Transaction” means any acquisition of (i) 50% or more of the outstanding Shares pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer or exchange offer or similar transaction involving the Company or (ii) all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole.

“Real Property” has the meaning set forth in Section 4.14 herein.

“Representatives” has the meaning set forth in Section 5.9 herein.

“Risk Factors” has the meaning set forth in ARTICLE IV herein.

“Schedule TO” has the meaning set forth in Section 1.1(g) herein.

“Schedule 14D-9” has the meaning set forth in Section 1.2(a)herein.

“SEC” means the United States Securities and Exchange Commission.

“Section 409A” has the meaning set forth in Section 4.9(h) herein.

“Securities Exchange Rules” means the rules of The NASDAQ Stock Market LLC.

“Share Acceptance Time” has the meaning set forth in Section 1.1(b) herein.

“Shares” has the meaning set forth in Recital B herein.

“Subsidiary” means, as to any Person, any corporation, partnership, limited liability company, association or other business entity (i) of which such Person directly or indirectly owns securities or other equity interests representing more than 50% of the aggregate voting power or (ii) of which such Person possesses more than 50% of the right to elect directors or Persons holding similar positions.

“Superior Proposal” means any Acquisition Proposal (substituting the term “50%” for the term “20%” in each instance where such term appears therein) that the Company Board determines, after consultation with its outside legal counsel and financial advisors, and after taking into account all of the terms and conditions of such Acquisition Proposal (including any termination or break-up fees and conditions to consummation) and all financial, legal, regulatory, and other aspects of such Acquisition Proposal, to be more favorable to the Company Stockholders than the Transactions.

“Surviving Corporation” has the meaning set forth in Section 1.2(a) herein.

“Tax” means any and all taxes, including any interest, penalties, or other additions to tax that may become payable in respect thereof, imposed by any federal, state, local, or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income taxes, profits taxes, taxes on gains, alternative minimum taxes, estimated taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, welfare taxes, disability taxes, severance taxes, license charges, taxes on stock, sales and use taxes, ad valorem taxes, value added taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real or personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation taxes, and other taxes, fees, duties, levies, customs, tariffs, imposts, assessments, amounts levied for lack of transfer pricing documentation, obligations and charges of the same or of a similar nature to any of the foregoing.

“Tax Return” means any and all returns, reports, information returns, declarations, statements, certificates, bills, schedules, documents, claims for refund, or other written information of or with respect to any Tax which is supplied to or required to be supplied to any Taxing Authority, including any attachments, amendments and supplements thereto.

“Taxing Authorities” has the meaning set forth in Section 4.13(a) herein.

“Termination Fee” has the meaning set forth in Section 8.2(b) herein.

“Transactions” has the meaning set forth in Recital C herein.

“2017 Convertible Notes” has the meaning set forth in Section 4.2(a) herein.

“2017 Indenture” has the meaning set forth in Section 6.17 herein.

“2021 Convertible Notes” has the meaning set forth in Section 4.2(a) herein.

“2021 Indenture” has the meaning set forth in Section 6.17 herein.

Section 9.5       Interpretation.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 9.6       Counterparts.  This Agreement may be executed by facsimile or portable document format (pdf) transmission and in separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.

Section 9.7       Entire Agreement; Third-Party Beneficiaries.  This Agreement (including the Company Disclosure Schedule, the Parent Disclosure Schedule and the exhibits and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) except (i) for the rights of the Company Stockholders to receive the Merger Consideration following the Effective Time in accordance with ARTICLE III and (ii) as provided in Section 6.6 (which is intended for the benefit of the Company’s former and current officers and directors and other indemnitees, all of whom shall be third-party beneficiaries of these provisions) are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 9.8       Severability.  Any term or provision of this Agreement that is invalid or unenforceable shall not affect the validity or enforceability of the remaining terms and provisions hereof.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid, illegal or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid, illegal or unenforceable term or provision with a valid, legal and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable term.

Section 9.9       Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

Section 9.10       Jurisdiction.  Each of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of any United States federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the Transactions, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than a United States federal or state court sitting in the State of Delaware; provided that each of the parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by any United States federal court located in the State of Delaware or any Delaware state court in any other court or jurisdiction.

Section 9.11       Service of Process.  Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.9 in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.3.  However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 9.12       Specific Performance.

(a)           The parties hereto acknowledge and agree that, in the event of any breach of this Agreement, the other parties would be irreparably and immediately harmed and could not be made whole by monetary damages.  It is accordingly agreed that (i) each party hereby waives, in any action for specific performance, any and all defenses in any action for specific performance, including the defense of adequacy of a remedy at Law and (ii) each party shall be entitled, in addition to any other remedy to which they may be entitled at Law or in equity, to specific performance of the terms of this Agreement and to prevent or restrain breaches or threatened breaches of this Agreement in any action instituted in accordance with Section 9.9, in each case without the posting of a bond or undertaking or other security as a prerequisite to obtaining equitable relief.

(b)           Notwithstanding the parties’ rights to specific performance or injunctive relief or both pursuant to Section 9.12(a), subject to Section 8.2(b), each party may pursue any other remedy available to it at Law or in equity, including monetary damages (in the case of the Company) based on the consideration that would otherwise have been payable to the Company Stockholders under this Agreement; provided, that it is understood and agreed that claims for monetary damages following termination of this Agreement shall be limited to those arising from or relating to any intentional and material breach of this Agreement or fraud prior to such termination.  Notwithstanding anything in this Agreement to the contrary, prior to the termination of this Agreement in accordance with its terms, no party hereto shall be permitted to make any claim or commence any action, suit or proceeding seeking monetary damages against any other party hereto in connection with or arising out of this Agreement or the Transactions, provided that the foregoing shall be without prejudice to the right of any party to seek such monetary damages following such termination in accordance with, and subject to the limitations set forth in, this Agreement.

Section 9.13       Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that (A) Purchaser may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests, and obligation hereunder to an Affiliate of Parent or Parent Assignee (each, a “Purchaser Assignee”) and (B) Parent may assign, in its sole discretion and without the consent of any other party, any of its rights, interests and obligations hereunder to an Affiliate of Parent (each, each, a “Parent Assignee” together with each Purchaser Assignee, an “Assignee”).  Any such Assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests, and obligations hereunder to one or more additional Assignees; provided, however, that (x) in no event will any assignment to an Assignee cause a material delay or impair the ability of the Parent and the Purchaser to consummate the Transactions and (y) in connection with any assignment by Parent or the Purchaser to an Assignee pursuant to this Section 9.13, the Parent and the Purchaser (and the assignor, if applicable) shall remain liable for the performance by the Parent and the Purchaser (and such assignor, if applicable) of their obligations hereunder.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

Section 9.14       Expenses.  Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with the consummation of the Transactions shall be paid by the party incurring such costs and expenses, whether or not the Transactions are consummated.

Section 9.15       Headings.  Headings of the articles and sections of this Agreement and the table of contents, schedules and exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

Section 9.16       Currency.  All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 9.17       Construction; Interpretation.  For purposes of this Agreement:

(a)           The words “hereof,” “herein” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to articles, sections, paragraphs, exhibits and schedules are to the articles, sections and paragraphs of, and exhibits and schedules to, this Agreement, unless otherwise specified.

(b)           Whenever “include,” “includes” or “including” is used in this Agreement, such word shall be deemed to be followed by the phrase “without limitation.”

(c)           Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders and words denoting natural persons shall be deemed to include business entities and vice versa.

(d)           When used in reference to information or documents, the phrase “made available” means that the information or documents referred to have been made available if requested by the party to which such information or documents are to be made available.

(e)           The term “or” is not intended to be exclusive unless expressly indicated otherwise.

(f)           Terms defined in the text of this Agreement as having a particular meaning have such meaning throughout this Agreement, except as otherwise indicated in this Agreement.

Section 9.18       Waivers.  Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.19       Waiver of Jury Trial.  EACH OF THE PARENT, THE PURCHASER AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  Each party to this Agreement certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.19.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Company, the Parent and the Purchaser have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

HEARTWARE INTERNATIONAL, INC.

By:	/s/ Douglas Godshall
Name: Douglas Godshall
Title: President and CEO

MEDTRONIC, INC.

By:	/s/ Christopher M. Cleary
Name: Christopher M. Cleary
Title: Vice President, Corporate Development

MEDTRONIC ACQUISITION CORP.

By:	/s/ Matthew Nicolella
Name: Matthew Nicolella
Title: Vice President

ANNEX I

Capitalized terms used in this Annex I and not otherwise defined herein shall have the meanings assigned to them in the Agreement and Plan of Merger to which it is attached (the “Agreement”).

Notwithstanding any other provisions of the Offer, the Purchaser shall not be required to, and the Parent shall not be required to cause the Purchaser to, accept for payment, purchase or, subject to any applicable rules and regulations of the SEC, including Rule 14e-19(c) promulgated under the Exchange Act, pay for any validly tendered Shares and may delay the acceptance for payment of, purchase or, subject to the restrictions referred to above, the payment for, any validly tendered Shares, if:

(a)           the Minimum Condition shall not have been satisfied at the Expiration Date;

(b)           the applicable waiting period under the HSR Act and any applicable Antitrust Law in the countries set forth on Schedule 7.1 attached hereto in respect of the transactions contemplated by the Agreement has not expired or been terminated at or prior to the Expiration Date;

(c)           any of the following conditions exists or has occurred, and is continuing at the Expiration Date:

(i)           there shall be any Law or Order enacted, entered, enforced, promulgated or deemed applicable, pursuant to an authoritative interpretation by or on behalf of a Governmental Entity, prohibiting or making illegal the Offer or the Merger;

(ii)          any of the representations and warranties of the Company contained in this Agreement shall not be true and accurate when made or at the consummation of the Offer, except (1) those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which representations and warranties need only be true and accurate as of such date or with respect to such period, (2) any representation or warranty of the Company contained in Section 4.2(a) or (b) (subject to de minimis exceptions), and Section 4.3 shall be deemed to be not true and accurate if it fails to be true and accurate in all respects, and (3) for any representation or warranty of the Company (other than any representation or warranty referred to in clause 2 above), where failure to be so true and accurate, individually or in the aggregate, does not have or would not reasonably be expected to have a Company Material Adverse Effect (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein);

(iii)         the Company shall have breached or failed, in any material respect, to perform or to comply with any agreement or covenant required to be performed or complied with by it under the Agreement;

(iv)         since the date of the Agreement, a Company Material Adverse Effect shall have occurred and be continuing;

(v)          the Parent and the Purchaser shall have failed to receive a certificate executed by the Company’s Chief Executive Officer or President on behalf of the Company, dated as of the then-scheduled expiration of the Offer, to the effect that the conditions set forth in paragraphs (c)(ii), (iii) and (iv) of this Annex I have not occurred; or

(vi)         the Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of the Parent and the Purchaser and may be asserted by the Parent or the Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by the Parent or the Purchaser in whole or in part at any time and from time to time in their sole discretion (except the Minimum Condition may not be waived), in each case, subject to the terms of the Agreement and applicable Laws.  The failure by the Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.